As filed with the Securities and
                       Exchange Commission on February 13,
                         2002 Registration No. 333-72376




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2



             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            Webb Mortgage Depot, Inc.
          -------------------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)


         Florida                             6163               65-0920373
-------------------------------   -----------------------   --------------------
(State or other jurisdiction of      (Primary Standard         (IRS Employer
incorporation or organization)   Industrial Classification)  Identification No.)

                                  Byron J. Webb
                             Chief Executive Officer
                            Webb Mortgage Depot, Inc.


     155 NE Spanish River Blvd.                   155 NE Spanish River Blvd.
        Boca Raton, FL 33431                         Boca Raton, FL 33431
     Telephone: (561) 392-9696                     Telephone: (561) 392-9696
     Facsimile: (561) 392-9985                     Facsimile: (561) 392-9985
--------------------------------                -------------------------------
  (Address and telephone number,                 (Name, address and telephone
including area code of Registrant's               number of agent for service)
   principal executive offices)

                                    Copy to:



                               Laura M. Holm, Esq.
                              Adorno & Zeder, P.A.
                      700 South Federal Highway, Suite 200
                              Boca Raton, FL 33432
                            Telephone: (305) 860-7278
                            Facsimile: (305) 858-4777



Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering."

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering."

         If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering."

         If delivery of the registration statement is expected to be made pursuant to Rule 434, check the following box."


                                          CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------
                                                     Proposed               Proposed
     Title of Each                                    Maximum                Maximum
Class of Securities to         Amount             Offering Price            Aggregate               Amount of
     be Registered       to be Registered(1)      Per Share(2)(3)        Offering Price         Registration Fee
----------------------------------------------------------------------------------------------------------------------
Common Stock                   1,466,144                $1.00               $1,466,144              $366.54(4)
----------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of common stock as may be issuable by reason of stock splits, stock dividends and other adjustments to the securities registered hereby.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(3) Selling shareholders hold all the shares that we are registering. The selling shareholders will be required to sell their shares at $1.00 per share until our shares are quoted or a quotation medium, such as the OTC Bulletin Board. If and when our shares are quoted on a quotation medium, our shareholders will sell their shares at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sale of shares by the selling shareholders.


(4)      Previously paid.


         We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. Our selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to completion dated February 13, 2002


                            WEBB MORTGAGE DEPOT, INC.
                         155 NE Spanish River Boulevard
                            Boca Raton, Florida 33431

                        1,466,144 SHARES OF COMMON STOCK


         We are a mortgage broker and generate revenues by originating mortgage loans that are funded by third parties. We are a provider of both online and traditional mortgage services. Our services include originating and processing mortgage loans through walk-in locations and through the online application process via our web site.

         This is an offering of 1,466,144 shares of common stock of Webb Mortgage Depot, Inc. held by certain of our shareholders. The selling shareholders will be required to sell their shares at $1.00 per share until our shares are quoted on a quotation medium such as the OCT Bulletin Board. If and when our shares are quoted on the Over-the-Counter Bulletin Board, the selling shareholders will sell their shares at prevailing market prices or at privately negotiated prices. See "Determination of Offering Price" on page 14. We will not receive any proceeds from the sale of these shares by our selling shareholders.

         Currently, there is no public market for our common stock. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the Over-The-Counter Bulletin Board.

         Our corporate offices are located in Boca Raton, Florida and Matthews, North Carolina, a suburb of Charlotte, North Carolina. We intend to create a nationally recognized brand name through strategic marketing of our online services and physical office expansion into demographically desirable locations.

         An investment in Webb Mortgage Depot common stock involves a high degree of risk. You should only purchase shares if you can afford a complete loss of your investment. SEE "RISK FACTORS" BEGINNING ON PAGE 3.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


---------------------------------------- ------------------------------------- -------------------------------------
                                                  Price to Public(1)                  Proceeds to Company(2)
---------------------------------------- ------------------------------------- -------------------------------------
Per Share                                         $        1.00                                $0.00
---------------------------------------- ------------------------------------- -------------------------------------
Total Maximum                                     $1,466,144.00                                $0.00
---------------------------------------- ------------------------------------- -------------------------------------

-------------------
(1) The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities. The selling shareholder's will be required to sell their shares at $1.00 per share until our shares are quoted on a quotation medium, such as the OCT Bulletin Board. If and when our shares are quoted on the Over-the-Counter Bulletin Board, the selling shareholders will sell their shares at prevailing market prices or at privately negotiated prices.

(2) All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholders who offer and sell their shares. We will not receive any proceeds from the sale of the common shares by the selling shareholders.

                The date of this prospectus is February __, 2002

The information in this prospectus is not complete and may be changed. Our selling shareholders may not sell their securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale of such securities is not permitted.


                                TABLE OF CONTENTS
                                -----------------
                                                                                                               PAGE
                                                                                                               ----

SUMMARY...........................................................................................................1

RISK FACTORS......................................................................................................3


DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS..................................................................13


USE OF PROCEEDS..................................................................................................14


DETERMINATION OF OFFERING PRICE .................................................................................14

MARKET FOR COMMON STOCK..........................................................................................14


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................15

BUSINESS.........................................................................................................22

MANAGEMENT.......................................................................................................28

EXECUTIVE COMPENSATION...........................................................................................30

CERTAIN TRANSACTIONS.............................................................................................31

PRINCIPAL SHAREHOLDERS...........................................................................................32

SELLING SHAREHOLDERS.............................................................................................32

PLAN OF DISTRIBUTION.............................................................................................34

DESCRIPTION OF SECURITIES........................................................................................35

LEGAL MATTERS....................................................................................................37

EXPERTS..........................................................................................................37

AVAILABLE INFORMATION............................................................................................38

INDEX TO FINANCIAL STATEMENTS....................................................................................F-1

We have not authorized any dealer, sales person or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sale made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Webb Mortgage Depot, Inc. have not changed since the date hereof.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                      SUMMARY INFORMATION AND RISK FACTORS

                                     SUMMARY

         This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you should consider before investing in our common shares. We encourage you to read the entire prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the notes to the financial statements.

                                    OVERVIEW

         We were incorporated in the state of Florida on May 11, 1999 to implement a corporate reorganization of Webb Mortgage Corp. and Webb Mortgage Services Corporation, companies which were formed by Byron Webb, our founder.


         We are a mortgage broker and generate revenues by originating mortgage loans that are funded by third parties. We are a provider of both on line and traditional mortgage services. Our services include originating and processing mortgage loans through walk-in locations and through the on-line application process via our web site.

         Because we are a start-up company and still are in the initial stages of growth, we have experienced losses and are continuing to experience losses. We had a net loss of $226,204 for the fiscal year ended December 31, 2000. For the nine months ended September 30, 2001, our net loss was $318,423. These losses may continue through the foreseeable future.

         We are licensed currently as a mortgage broker in Florida, Iowa, New York, North Carolina and Utah. Also, we conduct business in Alabama, Colorado, Montana, and Wyoming. In these states you do not need a license to conduct business as a mortgage broker. We may apply for mortgage broker licenses in other states if we believe that there is sufficient demand for our mortgage services in those states. We conduct our business primarily through mortgage brokers who are independent contractors. Our only employee is Bryon Webb, our founder and principal shareholder.

         We have offices in Boca Raton, Florida and Matthews, North Carolina, a suburb of Charlotte, North Carolina. Our principal executive offices are located at 155 Northeast Spanish River Boulevard, Boca Raton, Florida. Our telephone number is (561) 392-9696.

                                  THE OFFERING


SECURITIES OFFERED                  1,466,144 shares of common stock held by our
                                    selling shareholders

NUMBER OF SHARES OUTSTANDING AS
OF JANUARY 15, 2002                 4,019,144 shares

OFFERING PRICE                      The selling shareholders will be required to
                                    sell their shares at $1.00 per share until our shares are quoted on a quotation medium, such as the OCT Bulletin Board. If and when our shares are quoted on the Over-the-Counter Bulletin Board, the selling shareholders will sell their shares at prevailing market prices or at privately negotiated prices.


USE OF PROCEEDS                     All net proceeds from the sale
                                    of the common shares covered by this
                                    prospectus will go to the selling
                                    shareholders who offer and sell their
                                    shares. We will not receive any proceeds from the sale of the common shares by the selling shareholders.

RISK FACTORS                        The shares offered in this prospectus
                                    involve a high degree of risk and should not be purchased by anyone who cannot afford the loss of their entire investment. Prospective investors should carefully review and consider the "Risk Factors" beginning on page 8 and the other information contained elsewhere in the offering documents.

                                  RISK FACTORS
                                  ------------

         This offering involves a high degree of risk. You should carefully consider the following risks relating to our business together with the other information in this prospectus. If any of the following risks actually occur, our business, results of operations and financial condition could be materially affected and you might lose all or part of your investment.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES FOR THE FORESEEABLE FUTURE.


         During fiscal 1999 and fiscal 2000, we did not operate at a profit and, given the level of planned operating and capital expenditures, we expect to continue to incur operating and net losses for the foreseeable future. We incurred net losses of $226,204 and $534,116 in fiscal 2000 and 1999, respectively. For the nine months ended September 30, 2001, we incurred a net loss of $318,423. It is critical to our success that we continue to devote financial resources to sales and marketing and developing brand awareness. As a result, we expect that our operating expenses will increase significantly during the next several years, especially in sales and marketing. As we increase spending, our losses may continue to increase in the foreseeable future. As a result, we may never achieve or sustain profitability, and if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or annual basis.


OUR PAST OPERATING HISTORY MAY NOT BE INDICATIVE OF OUR FUTURE PERFORMANCE.


         We began operations as Webb Mortgage Corp. in 1992. In 1999, Webb Mortgage Corp. processed $42 million in mortgage loans. However, there have been many changes, however, in the mortgage industry and our business since that time. In March 2000, Webb Mortgage Corp.was acquired by Webb Mortgage Depot in a recapitalization. Accordingly, our past operating history may not be indicative of our future performance.

         All of our operations have occurred during a period in which the overall home mortgage market has grown and the online mortgage market has emerged. We have never operated our business during a downturn in the mortgage market and we cannot assure you that we will be successful in such a market.


WE WILL ORIGINATE FEWER MORTGAGE LOANS IF INTEREST RATES RISE.


         In periods of rising interest rates, demand for mortgage loans typically declines. During those periods, we will likely originate fewer mortgage loans and our revenues will decline.


         If interest rates rise significantly, the demand for refinancing and new mortgages will decrease. Interest rate changes have a greater effect on the market for refinancing because refinancing is motivated primarily by a borrower's desire to lower financing costs. These interest rate fluctuations may produce fluctuating earnings.

OUR BUSINESS HAS GROWN SIGNIFICANTLY AND WE MAY HAVE DIFFICULTY MANAGING THE GROWTH.


         In July 2000, we expanded our operations by opening an office in Matthews, North Carolina, a suburb of Charlotte, North Carolina. Furthermore, since July 2000, we have had a presence in Southwest Florida. One of our mortgage brokers moved from Boca Raton to St. Petersburg, Florida to take advantage of the expanding market in that area. We expect to continue to expand our operations for the foreseeable future. In October 2002, we applied for a mortgage broker's license in California. In January 2002, we received our mortgage broker's license from the State of New York and expect to open an office there in the near future. We plan on opening offices in other locations, where demographics indicate that there are a large number of homebuyers

         We expect that such expansion will place a significant strain on our managerial, operational, financial and other resources. To manage future growth effectively, we must find and retain qualified persons who will work with as independent contractors, invest in our technology infrastructure and obtain additional space to house our operations. We may not be successful in managing or expanding our operations or obtaining or maintaining adequate management, financial and operating systems and controls.


THE CONSUMER LENDING INDUSTRY IS EXTREMELY COMPETITIVE AND IF WE FAIL TO SUCCESSFULLY COMPETE IN THIS INDUSTRY, OUR MARKET SHARE AND BUSINESS WILL BE ADVERSELY AFFECTED.


         The consumer lending industry is extremely competitive. We compete with other mortgage banking companies, commercial banks, savings associations, credit unions, insurance companies and other financial institutions. Many of these companies and financial institutions are larger, more experienced and have greater financial resources than we do. Accordingly, we may not be able to compete successfully in the mortgage banking market. Our competitors may be able to respond more quickly to take advantage of new or changing opportunities, technologies and customer requirements. They also may be able to undertake more extensive promotional activities, offer more attractive terms to borrowers and adopt more aggressive pricing policies.


ADDITIONAL PRICING PRESSURES RESULTING FROM INCREASED COMPETITION COULD REDUCE OUR REVENUES.


         Pricing of mortgage loans is highly competitive. Increased competition forced us and other mortgage lenders to reduce our prices to borrowers, thereby reducing our revenue. Pricing to borrowers involves a number of factors including the interest rate on the loan, up-front origination fees and fees for processing, underwriting and documentation preparation. We have seen prices that borrowers pay on mortgage loans decrease significantly over the last two years. If, as a result of the reduction in revenues, we are unable to obtain the additional funds to cover our increased operating costs, we may not be able to successfully compete or satisfactorily service our existing customers.

OUR BUSINESS STRATEGY DEPENDS ON PROMOTING OUR BRAND NAME AND UPON ACHIEVING BRAND RECOGNITION.


         There are a growing number of web sites that offer services that are similar to and competitive with our services. Therefore, we believe that brand recognition will become an increasingly important competitive advantage in our industry. Establishing and maintaining our brand is critical to expanding our customer base, solidifying our business relationships and successfully implementing our business strategy. We intend to increase our spending to create brand awareness, but if we fail to promote our brand successfully, or if these efforts are excessively expensive, our business may be harmed. The value of our brand could be diluted if visitors to our web site do not perceive our existing services to be of high quality or if we alter or modify our brand image, introduce new services or enter into new business ventures that are not favorably received. Moreover, promoting and enhancing our brand will also depend, in part, on our ability to provide a high-quality customer experience. We cannot assure you that we will be successful in achieving this goal.


OUR BUSINESS IS HEAVILY DEPENDENT ON THE FLORIDA ECONOMY.


         At the current time, our business is heavily dependent on the Florida economy. During the nine months ended September 30, 2001, we estimate that approximately 70% of our mortgage loans were originated in Florida. The Florida economy may suffer a downturn or recession due to, among other things, natural disasters, such as hurricanes and flooding. To the extent that borrowers are uninsured for natural disasters, our ability to collect on the mortgages will be impaired. Increased delinquencies or defaults resulting from natural disasters could adversely affect our business.


WE CURRENTLY DEPEND ON A FEW FUNDING PARTNERS.

         Although we maintain relationships with approximately fifty (50) lenders, most of the loans that we originate are funded by a much smaller subset of these lenders. This small group of lenders tends to provide more favorable rates and terms to our customers. We believe if and when other lenders offer comparable terms, the source of loans will shift accordingly. If lenders with the most competitive terms do not continue to accept the loans we originate, our business could suffer.

WE DEPEND ON THIRD PARTY COMPANIES TO PROVIDE SERVICES AND IF THESE COMPANIES FAIL TO DELIVER TIMELY AND COMPETENTLY THESE SERVICES, OUR BUSINESS AND REPUTATION WILL BE DIRECTLY AND ADVERSELY AFFECTED.

         We depend on third party companies to perform appraisals, credit reports and title searches. Any interruptions or delays in obtaining these services may cause delays in our processing and closing of mortgage loans, which could create customer dissatisfaction and injure our market position.

UNION PLANTERS BANK HAS A SECURITY INTEREST IN ALL OF OUR ASSETS.


         In January 1999, we obtained a loan in the amount of $50,000 from Union Planters Bank, N.A., through our subsidiary, Webb Mortgage Corp. As security for such loan, we granted Union Planters Bank, N.A. a security interest in all of our assets, which primarily consists of furniture, computer equipment and cash. The loan is payable on demand at any time. If Union Planters demands repayment of the note and we fail to pay the note in full, Union Planters can foreclose on its security interest and take possession of our assets. Because the use of our computers and equipment is important for our business, we probably would not be able to continue business operations if Union Planters were to foreclose on our assets.


WE DEPEND INDIRECTLY ON GOVERNMENT SPONSORED PROGRAMS AS FANNIE MAE, FREDDIE MAC AND GINNIE MAE.


         We depend indirectly on the continued existence of government sponsored programs like Fannie Mae, Freddie Mac and Ginnie Mae to buy loans in the secondary market. These government programs provide liquidity to the mortgage market. Any decline in the secondary market level of activity, or increase in the underwriting criteria, of Fannie Mae, Freddie Mac, Ginnie Mae or other private mortgage investors, may reduce the total number of originated mortgage loans. Lenders may not want to fund loans or reduce the amount of loans that they fund if they can not sell these loans in the secondary market. If there is a decrease in the number of loans that mortgage lenders are willing to fund, it may decrease the number of loans that we originate, which would reduce our total revenues.


WE DEPEND ON AUTOMATED UNDERWRITING, AND THE LOSS OF OUR RELATIONSHIP WITH SIGNIFICANT PROVIDERS OF AUTOMATED UNDERWRITING WOULD HARM OUR BUSINESS.


         We depend on automated underwriting and other services offered by government sponsored enterprises to ensure that our mortgage services can be offered on a timely and efficient basis. We expect to process a significant portion of our conforming loans using the automated underwriting services of Fannie Mae, Freddie Mac and Ginnie Mae, or other providers of automated underwriting services. The termination of our agreements with any of our lenders could harm our business by reducing our ability to streamline the mortgage origination process. Furthermore, we may not be able to implement automated underwriting services in a manner that will lead to substantial processing efficiencies. The use of automated underwriting allows us to streamline mortgage origination's by moving conditions underwriting to the initial stages of the loan process. We cannot assure you that we will remain in good standing with Fannie Mae, Freddie Mac or Ginnie Mae or those lenders currently sponsoring our use of these systems, or that these entities will not prohibit our use of their automated underwriting systems for other reasons.

                          RISKS RELATED TO OUR INDUSTRY

THE REAL ESTATE INDUSTRY IS BOTH SEASONAL AND CYCLICAL, WHICH COULD AFFECT OUR QUARTERLY RESULTS.

         Our business is seasonal. We anticipate that as the online mortgage origination industry matures, our business will be increasingly susceptible to the same seasonal factors that affect the mortgage industry as a whole. The real estate industry experiences a decrease in activity during the winter. Because of our limited operating history, however, we do not know if or when any seasonal pattern will develop or the size or nature of any seasonal pattern in our business.

         In addition, the residential real estate and mortgage business in which we operate is cyclical. Shifts in the economy and interest rates, as well as in residential real estate values, generally affect the number of home sales and refinancing activities. Since our reorganization in May 1999, sales of residential homes in the United States have been at historically high levels. The economic swings in the real estate industry may be caused by various factors. When interest rates are high or national and global economic conditions are perceived to be, or are weak, there is typically less sales activity in real estate. A decrease in the current level of sales of real estate and those products and services related to the real estate industry could adversely affect demand for our mortgage products and services.

WE MAY BE PARTICULARLY AFFECTED BY GENERAL ECONOMIC CONDITIONS.

         Our success depends to a significant extent upon a number of factors relating to discretionary consumer and business spending, and the overall economy, as well as regional and local economic conditions in markets in which we operate, including:

         o        interest rates;
         o        employment levels;
         o        wage and salary levels;
         o        availability of credit; and
         o        taxation policies.

IF WE ARE UNABLE TO COMPLY WITH MORTGAGE BANKING AND MORTGAGE BROKERAGE RULES AND REGULATIONS, OUR ABILITY TO ORIGINATE OR FUND LOANS MAY BE RESTRICTED.


         The mortgage banking business is subject to federal and state regulations. Although we intend to fully comply with all mortgage banking regulations, we could inadvertently fail to comply with one of the applicable regulations. For example, any person who acquires control of ten percent (10%) or more of our voting stock may be subject to certain state licensing regulations, which require the periodic filing of certain financial information and other personal and business information. If any person controlling ten percent (10%) or more of our voting stock refuses or fails to comply with such filing requirements, our existing licensing arrangements could be jeopardized.

THE REGULATORY ENVIRONMENT IS COMPLEX AND EVER CHANGING.


         At the federal level, our mortgage brokering activities are regulated under a variety of laws, including the Truth in Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Real Estate Settlement Procedures Act and Regulation X and. the Home Mortgage Disclosure Act of 1975 and Regulation C. As the mortgage lending and brokerage businesses evolve in the online environment, legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives. Should existing laws or regulations be amended or new laws or regulations be adopted, we may need to comply with additional legal requirements and incur additional expenses.


CHANGES IN THE LAW GOVERNING TAX TREATMENT OF HOME MORTGAGE INTEREST MAY HARM OUR BUSINESS.


         The reduction or elimination of tax benefits associated with the deductibility of mortgage interest from federal and state income tax could have a material adverse effect on the demand for the residential mortgage loans. Members of Congress, government officials and political candidates have from time to time suggested the elimination of mortgage interest deductions based on borrower income, type of loan or principal amount. Because many of our loans are made to borrowers for the purpose of purchasing a home, the competitive advantage of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by this type of governmental action.


                          RISKS RELATED TO THE INTERNET

OUR BUSINESS WILL BE IMPAIRED IF CONSUMERS DO NOT CONTINUE TO USE THE INTERNET.

         Our business will be adversely affected if Internet usage does not continue to grow, particularly by home buyers. A number of factors may inhibit Internet usage by consumers including inadequate network infrastructure, security concerns, inconsistent quality of service and lack of availability of cost-effective, high speed service. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, many web sites have experienced service interruptions as a result of outages and other delays occurring throughout the Internet infrastructure. If these outages or delays occur frequently in the future, Internet usage, as well as the usage of our web site, could grow more slowly or decline.


THE REGULATION OF THE INTERNET IS UNSETTLED AND FUTURE REGULATIONS COULD HARM OUR BUSINESS.


         Laws and regulations applicable directly to electronic commerce or relating to online content, user privacy, access charges, liability for third party activities, jurisdiction and taxation may become more prevalent in the future. It is uncertain as to whether existing laws will be applied toward the Internet. Such legislation could dampen the growth in Internet usage generally and decrease the acceptance of the Internet as a commercial medium.

         The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made at the federal, state and local level, and by various foreign governments, to impose taxes on the sale of goods and services and other Internet activities. In the future, laws may impose taxes or other regulations on Internet commerce, which could substantially impair the growth of electronic commerce.


         Some local telephone carriers have asserted that the increasing popularity and use of the Internet have burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications to impose access fees on Internet service providers and online service providers. If access fees are imposed, the cost of communicating on the Internet could increase substantially, potentially slowing the increasing use of the Internet. This slowing could in turn decrease demand for our services and/or increase our cost of doing business.

         The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, telecommunications, privacy and taxation apply to the Internet. In addition, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. In the event the Federal Trade Commission, Federal Communications Commission, local authorities or other governmental authorities adopt or modify laws or regulations relating to the Internet, our business could suffer.

OUR INTERNAL NETWORK INFRASTRUCTURE COULD BE DISRUPTED BY A NUMBER OF DIFFERENT OCCURRENCES.

         Our operations depend upon our ability to maintain and protect our computer systems, which are located at our corporate headquarters in Boca Raton, Florida. Our systems are vulnerable to damage from break-ins, unauthorized access, vandalism, fire, floods, earthquakes, power loss, telecommunications failures and similar events. Although we maintain insurance against these occurrences and general business interruptions, the amount of coverage may not be adequate in any particular case.

         We expect that hackers may attempt to penetrate our network security from time to time. Because a hacker who penetrates our network security could misappropriate proprietary or private consumer information or cause interruptions in our services, we might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by these breaches.

THE INTERNET INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE, AND IF WE FAIL TO EFFECTIVELY ADAPT TO THESE CHANGING TECHNOLOGICAL DEVELOPMENTS, WE WILL BE UNABLE TO SUCCESSFULLY COMPETE.

         The market for Internet products and services is characterized by rapid technological developments, evolving industry standards and consumer demands, and frequent new product and service introductions and enhancements. Our future success will depend significantly on our ability to adapt to increasing usage of the Internet and to rapidly changing technology, which may involve:

         o        increasing the performance and reliability of our web site;
         o integrating third party software into our web site in a fully functional manner; and
         o        adding new and useful services and content to our web site.

         Furthermore, the widespread adoption of developing multimedia-enabling technologies could require fundamental and costly changes in our technology. If we fail to adapt to increased usage of the Internet or new technological developments, we will be unable to successfully compete online.

WE COULD FACE LIABILITY FOR INFORMATION RETRIEVED FROM OR TRANSMITTED OVER THE INTERNET AND FOR PRODUCTS AND SERVICES SOLD OVER THE INTERNET.

         We provide third party content on our web site. We could be exposed to liability with respect to this third party information. Our customers might assert, among other things, that by directly or indirectly providing links to web sites operated by third parties, we should be liable for copyright and/or trademark infringement or other wrongful actions by third parties on these web sites. Our customers could also assert that our third party information contains errors or omissions, and they could seek damages for losses incurred if they rely upon that information. Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against these claims. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed.

                         RISKS RELATED TO THIS OFFERING

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK AND AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOLLOWING THIS OFFERING.

         Before this offering, there has been no public market for our common stock and the trading market price for our common stock may decline below the initial public offering price. We cannot predict the extent to which a market will develop or how liquid that market might become.

OUR OFFERING PRICE HAS BEEN DETERMINED ARBITRARILY.


         The offering price of our shares has been determined by Webb Mortgage Depot, Inc., and does not necessarily bear any direct relationship to our assets, earnings, book value per share, or other generally accepted criteria of value. Factors considered in determining the offering price of the shares include the business in which we are engaged, estimate of our business potential, our financial condition, our assessment of our management, and other factors which we consider to be relevant.


OUR STOCK PRICE COULD BE VOLATILE AND COULD DECLINE FOLLOWING THIS OFFERING.

         The stock markets, particularly the Over-The-Counter Bulletin Board, where our common stock may be traded, have experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been highly volatile over the past few months. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. Such litigation could result in substantial costs and a diversion of management's attention and resources.

BYRON J. WEBB, OUR CHIEF EXECUTIVE OFFICER, OWNS A LARGE PERCENTAGE OF OUR VOTING STOCK, AND THUS INDIVIDUAL INVESTORS WILL HAVE MINIMAL INFLUENCE ON SHAREHOLDER DECISIONS.

         Byron J. Webb, our Chief Executive Officer, beneficially owns approximately fifty-eight percent (58%) of our common stock. As a result, Mr. Webb is in a position to control substantially all matters submitted to our shareholders for approval (including, the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could materially adversely affect the market price of our common stock.

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.


         The sale of a large number off shares held by affiliates could have an adverse effect on the market price for our common stock or our future ability to raise capital through an offering of our equity securities. As of January 15, 2002, we have 4,019,144 shares of common stock outstanding. Of the outstanding shares, the shares sold in this offering will be freely tradable, except for any shares purchased by our "affiliates" as defined in Rule 144 of the Securities Act of 1933. These shares will be restricted securities and will become eligible for sale subject to the limitations of Rule 144. Those shares of common stock that constitute restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, or 144(k) under the Securities Act of 1933.

WE ARE UNCERTAIN OF OUR ABILITY TO OBTAIN ADDITIONAL FINANCING FOR OUR FUTURE CAPITAL NEEDS.


         Additional financing may not be available on terms favorable to us, although we may need to raise additional funds in order to fund more rapid expansion, to expand marketing activities, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary services, businesses or technologies; See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." If we are unable to obtain the additional funds to cover our increased operations, we ray not be able to compete successfully onto service satisfactorily our exiting customers.


OUR STOCK PRICE MAY BE VOLATILE.

         If our future quarterly operating results are below the expectations of our investors or securities analysts, the price of our common stock may decline. Stock price fluctuations may be exaggerated if the trading volume of our common stock is low. The market price of our common stock may rise and fall in response to:

         o        our ability to increase our net income each fiscal quarter;
         o        acquisitions or strategic alliances by us or our competitors;
         o changes in estimates of our financial performance or changes in recommendations by securities analysts; and
         o general market conditions, particularly for companies with small market capitalizations.

         In the past, securities class action litigation has often been brought against a company after a period of volatility in-the market price of its stock. Arty securities litigation claims brought against us could result in substantial expense and the diversion of management's attention from our core business.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH IS SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES


         If our common stock becomes tradable in the secondary market, we may be subject to the penny stock rules adopted by the Securities and Exchange Commission that requires brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity or our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities. See "Penny Stock Considerations" on page 36.


NO ASSURANCE OF A LIQUID PUBLIC MARKET FOR THE SHARES.

         At the present time, there is no trading market for our common stock. We cannot predict the extent to which investor interest in the company will lead to the development of a trading market or how liquid that trading market might become. If an active trading market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you. As a result, an investment in our common stock may be totally illiquid and you may not be able to liquidate your investment readily or at all when you desire to sell.

ADVERSE EFFECT ON STOCK PRICE FROM FUTURE ISSUANCES OF ADDITIONAL SHARES.


         Our Articles of Incorporation authorize the issuance of twenty five
(25) million shares of common stock. As of January 15, 2002, we had 4,019,144 shares of common stock issued and outstanding. We also have an aggregate of 450,000 options issued and outstanding. As such our Board of Directors has the power, without shareholder approval, to issue up to 20,530,856 shares of common stock.


         Any issuance of additional shares of common stock, whether by Webb Mortgage Depot to new shareholders or the exercise of outstanding warrants, may result in substantial dilution to our current shareholders and a reduction of the book value or market price of the outstanding common stock and preferred shares. Issuance of additional shoes will reduce the proportionate ownership and voting power of our then existing shareholders.

                              DISCLOSURE REGARDING
                           FORWARD-LOOKING STATEMENTS
                           --------------------------


         This prospectus contains forward-looking statements that involve risks and uncertainties. Words such as "anticipate," "believe," "expect," "future," "plan" and "intend" identify forward-looking statements, which are uncertain. Investors should not rely upon the numerous forward-looking statements contained in this prospectus, as actual results could differ materially from those anticipated in forward-looking statements for many reasons described in this section and elsewhere in this prospectus.

         An investment in our common stock is very risky. You should be aware that you could lose the entire amount of your investment. You should consider carefully the following risks and other information when you evaluate our business and the forward-looking statements that we make in this prospectus. Any of these risk factors could materially and adversely affect our business, financial condition or operating results. As a result, a market for our stock might not develop, the trading price of our common stock could decline, and you could lose, all or part of your investment.

         You should not place undue reliance on forward-looking statements in this prospectus. This prospectus also contains forward-looking statements regarding the growth in the use of the Internet and commerce over the Internet, the demand for Internet advertising and other similar forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks as described in "Risk Factors" and elsewhere in this prospectus.

                                 USE OF PROCEEDS
                                 ---------------

         All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholders who offer and sell their shares. We will not receive any proceeds from the sale of the common shares by the selling shareholders.

                         DETERMINATION OF OFFERING PRICE
                         -------------------------------


         Our management has determined the offering price for the selling shareholders' shares. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

         The selling shareholders will be required to sell their shares at $1.00 per share until our shares are quoted on a quotation medium, such as the OCT Bulletin Board. If and when our shares are quoted on the Over-the-Counter Bulletin Board, the selling shareholders will sell their shares at prevailing market prices or at privately negotiated prices.


                   MARKET FOR COMMON STOCK AND RELATED MATTERS
                   -------------------------------------------


         At the present time, there is no publicly traded market for our common stock. There can be no assurances that a regular trading market will develop, or if developed will be sustained. A shareholder in all likelihood, therefore, will not be able to resell their securities should he or she desire to do so when eligible for public sale. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans until a regular trading market develops. We have no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in our securities.

         As of January 15, 2002, we have 4,019,144 shares of our common stock issued and outstanding, of which approximately 449,144 shares can be sold under Rule 144(k) and 3,409,144 shares under Rule 144 (including the 449,144 shares that can be sold under Rule 144(k)). As of January 15, 2002, we had thirty (30) holders of record of our common stock and 450,000 options issued and outstanding at prices ranging from $.50 per share to $3.00 per share. We have agreed to register the resale of 1,466,144 shares of our common stock for certain selling shareholders as described in this prospectus.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  ---------------------------------------------

         The following discussion and analysis should be read in conjunction with the consolidated financial statements and the notes appearing elsewhere in this prospectus.

OVERVIEW

         We were incorporated in the State of Florida on May 11, 1999, to implement a corporate reorganization of Webb Mortgage Corp. and Webb Mortgage Services Corporation, companies that were formed by Byron Webb, our founder.


         Webb Mortgage Corp. was incorporated on June 19, 1992 and operated as a mortgage broker. In fiscal 1999, Webb Mortgage Corp. processed $42 million in mortgage loans. Webb Mortgage Services Corporation, was incorporated on February 25, 1998 and held a correspondent mortgage lender license in Florida, which was renewed as of December 31, 2000. In March 2000, we acquired Webb Mortgage Corp. and Webb Mortgage Services Corporation by issuing 2 million shares of our common stock to Byron Webb. The transaction was treated as a re-capitalization for financial accounting purposes.


         As a result of the recapitalization, we have two wholly-owned subsidiaries, Webb Mortgage Corp. and Webb Mortgage Services Corporation. As of December 31, 2001, these companies were inactive and all brokerage business was transacted through Webb Mortgage Depot, Inc.


         We are a provider of both online and traditional mortgage services. We originate and process mortgage loans through two walk-in locations and through our online application process. We derive our revenues from the brokering of mortgage loans. We charge a fixed processing fee, a credit report fee and a commission based on the value of the loan, which is usually around 10% of the value of the loan. We recognize revenues when the loan is closed, at which time we are paid by the lender. We originated $36 million of loans in fiscal 2000, and $42 million of loans in fiscal 1999, respectively.

         To date, we have generated all of our revenues from the brokering of mortgage loans. Our mortgage loans can be divided into three categories:


         *Prime or conforming loans
         *Sub-prime or non-conforming loans
         *Commercial


         Prime or conforming loans are loans that conform to the guidelines established by certain government sponsored entities. These guidelines establish the maximum loan amount, down payment and borrower and credit and income requirements. All other loans are considered "non-conforming loans" because of the size of the loans (referred to as jumbo mortgages) and/or the credit profiles of the borrowers (generally referred to as sub-prime mortgages). Second mortgage loans, credit lines, home equity loans, home improvement loans are also non-conforming loans. Furthermore, non-conforming loans are sometimes referred to as "non-doc" or "reduced-doc' loans because the paperwork is less extensive than with the prime or conforming loans and prospective borrowers generally do not have to reveal details about their income and credit history.

         In fiscal 2000 and 1999, the breakdown of our loan originations can be described as follows:

                           Fiscal 2000                        Fiscal 1999
                           -----------                        -----------


Prime                      70%                                40%
Sub-Prime                  20%                                50%
Commercial                 10%                                10%

         The increased percentage of prime loans in fiscal 2000 is due to the fact that interest rates decreased and more prime borrowers refinanced mortgages for their homes during this time period.

         Our operations have historically been centered in Florida. This is partially because Florida is the state of our incorporation and partially because Florida represents one of the largest real estate markets in the United States. We have offices in Boca Raton, Florida and Matthews, North Carolina, a suburb of Charlotte, North Carolina. We also have a presence in southwest Florida. In July 2001, one of our mortgage brokers moved to St. Petersburg to take advantage of the growing market.

         We have experienced losses in fiscal 2000, fiscal 1999 and the nine months ended September 30, 2001. These losses are a result of substantial operating expenses that we incurred in developing our business. A significant portion of these operating expenses arose from the issuance of securities to consultants. Our plan to achieve profitability includes:

         o increasing business in our existing locations in Boca Raton, Florida and Matthews, North Carolina;

         o opening offices in demographically desirable areas, such as New York City, New York; Los Angeles, California; San Diego, California; Denver, Colorado; Phoenix, Arizona and Las Vegas, Nevada and obtaining mortgage licenses in these states; and

         o        reducing operating expenses.

         We intend to increase business in our existing locations by running more marketing and promotional campaigns. We generally run advertisements in local papers to advertise the rates on certain of our mortgage products. We plan on forming new partnerships and strategic alliances with real estate agents, developers, lawyers, accountants, financial planners and other persons who are involved in the home buying process.

         We plan on expanding into other parts of the United States, where the demographics indicate that there are a large number of home buyers. Prior to opening a new office, we will examine the number of home sales in a certain area, the projected growth rate of the area and other factors before committing to expansion. We are currently considering opening offices in New York City and Los Angeles and San Diego. In January 2002, we obtained a mortgage banking license from the State of New York. Based on preliminary due diligence, we believe that we may open an office in New York City, because we believe that there is sufficient demand for mortgages in that area. However, we are still completing our due diligence and have not committed to opening an office in New York City. In October 2002, we applied for a mortgage broker's license with the State of California. Our founder, Byron Webb, worked with Glendale Federal, a California based bank, for 15 years as a mortgage broker and has maintained relationships with other mortgage brokers from Glendale Federal who live in California. Two of these mortgage brokers have told Mr. Webb that they would work with Webb Mortgage Depot, as mortgage brokers, if we open a California office. We will continue to research our expansion opportunities in California.


         We also intend to upgrade our web site to offer more information and services to our customers and prospective customers. We intend to use the Internet to expand our geographic scope to fast-growing areas in the United States.

         Our limited operating history makes it difficult to forecast future operating results. We have never operated at a profit, and given the level of planned operating and capital expenditures, we expect to continue to incur operating losses for the foreseeable future. Even if we were to achieve profitability, we expect material fluctuations in quarterly revenues and earnings to result from a number of factors, including:

         o        changes in interest rates;
         o        loss of strategic relationships;
         o changes in competitive pressures on pricing or quality of service;
         o        seasonal variations in demand for mortgages;
         o        general economic conditions;
         o        system failure or Internet down time
         o changes in state or federal government regulations and their interpretations, especially with respect to mortgages and the Internet;
         o changes in attitude of consumers doing business over the Internet; and
         o our ability to successfully identify locations for new offices and obtaining mortgage licenses in those states.

         As a result, we do not believe that our historical results are necessarily indicative of results to be expected in any future period.

NINE MONTHS ENDED SEPTEMBER 30, 2001, COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 2000

         Revenues. Total revenues for the nine months ended September 30, 2001 increased to $587,009, compared to total revenues of $467,361 for the nine months ended September 30, 2000. Total revenues increased because we originated approximately $29.8 million in mortgage loans for the nine months ended September 30, 2001 compared with $25.4 million in mortgage loans in the nine months ended September 30, 2000.

         Operating Expenses. Total operating expenses increased to $899,845, or 153% of total revenues, during the nine months ended September 30, 2001 compared with $680,209, or 146% of total revenues, for the nine months ended September 30, 2000. Our most significant operating expenses were compensation expense, advertising expenses and consulting expenses.

         Commissions. We pay commissions of approximately 40% to 50% of the broker fee that we receive to the individual broker who processes the loan. The commissions are paid when the loan is funded. Commissions increased to $296,999, or 50.6% of total revenues, in the nine months ended September 30, 2001 compared with $154,349, or 33% of total revenues, in the nine months ended September 30, 2000.

         Advertising. Advertising expenses consisted primarily of advertisements that we placed in newspapers. Advertising expenses increased to $135,452, or 21.3% of total revenues, during the nine months ended September 30, 2001 compared with $92,163 or 19.7% of total revenues, in the nine months ended September 30, 2000.

         Compensation. Compensation expenses consists primarily of management and employee salaries. Total compensation was $121,410, or 20.6% of total revenues, in the nine months ended September 30, 2001 compared with $140,902, or 30.1% of total revenues, in the nine months ended September 30, 2000.

         Consulting Fees. We paid consulting fees to certain advisors in connection with certain financial advisory services in the nine months ended September 30, 2001 and 2000. We also incurred consulting expenses as a result of compensation expenses that were charged to earnings. In the nine months ended September 30, 2001, we paid $113,803 or 19.4% of total revenues, in consulting fees compared with $120,974, or 25.9% of total revenues, in the nine months ended September 30, 2000. Consulting fees decreased in the nine months ended September 30, 2001 because we received the significant portion of consulting advice in the nine months ended September 30, 2000. In the nine months ended September 30, 2001, $100,000 of the consulting fees was the result of stock-based compensation for services received in a prior year.

         General and Administrative Expenses. General and administrative expenses include items such as bank charges, insurance and office expenses. General and administrative expenses were $53,076, or 9% of total revenues, in the nine months ended September 30, 2001 compared with $40,301, or 8.6% of total revenues, in the nine months ended September 30, 2000. We expect general and administrative expenses to increase in absolute dollars as we continue to grow, but decrease as a percentage of revenue as mortgage loan volume increases.

         Appraisals, Title Work and Surveys. In connection with obtaining loans from borrowers, we engage third parties to perform the appraisals, title work and surveys. We do not charge our borrowers a markup for these services. Fees for appraisals, title work and surveys were $13,500, or 2.3% of total revenues, in the nine months ended September 30, 2001 compared with $24,477, or 5.2% of total revenues, in the nine months ended September 30, 2000.

         Credit Report Fees. Prior to obtaining loans, we need to have credit reports for each of our borrowers. We engage third parties to perform these services and do not charge our borrowers a markup for these services. Credit report fees were $15,340, or 2.6 % of total revenues, in the nine months ended September 30, 2001 compared with $8,505 or 1.8 % of total revenues, in the nine months ended September 30, 2000.

         Professional Fees. Professional fees include fees paid to our accountants and attorneys. Our professional fees were $52,399 or 8.9% of total revenues, in the nine months ended September 30, 2001 compared with $26,050, or
5.6 % of total revenues, in the nine months ended September 30, 2000.

         Rent. Rent includes the rent for our office space in Boca Raton, Florida and our offices in Matthews, North Carolina and Sarasota, Florida. Rent was $36,225, or 6.2% of total revenues, in the nine months ended September 30, 2001 or $34,484 or 7.3% of total revenues, in the nine months ended September 30, 2000.

         Telephone and Utilities. Telephone and utilities were $22,651, or 3.9% of total revenues, in the nine months ended September 30, 2001 compared with $19,821, or 4.2% of total revenues, in the nine months ended September 30, 2000.

         Loss from Operations/Net Loss. As a result of the foregoing, our loss from operations was ($312,836) in the nine months ended September 30, 2001 compared with ($212,848) in the nine months ended September 30, 2000. In the nine months ended September 30, 2001 and 2000, we had interest expenses of $5,587 and $4,439, respectively. Accordingly, our net losses for the nine months ended September 30, 2001 and 2000 were $318,423 and $217,287, respectively.


FISCAL YEAR ENDED DECEMBER 31, 2000, AS COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 1999

         Revenues. Total revenues decreased to $637,060 for the fiscal year ended December 31, 2000, compared to total revenues of $788,427 reported for the fiscal year ended December 31, 1999. In fiscal 2000, we originated approximately $36 million in mortgage loans compared with $42 million in mortgage loans in fiscal 1999. We originated fewer mortgage loans in fiscal 2000 because interest rates increased in that year.

         Operating Expenses. Total operating expenses decreased to $858,825, or 134.8% of total revenues, during fiscal year 2000 compared with $1,316,222, or 166.9% of total revenues, for fiscal year 1999. Our most significant operating expenses include compensation expenses, advertising expenses, commissions and consulting expenses.


         Compensation. Compensation expenses consists primarily of management and employee salaries. Total compensation expenses increased to $176,255, or 27.7% of total revenues, in fiscal 2000 compared with $69,928, or 8.9% of total revenues, in fiscal 1999. This increase is primarily related to an increased salary for Byron Webb, our Chief Executive Officer, upon conversion of the company to a C Corporation from an S Corporation. In 1999, his salary was $18,667 with $100,647 taken as an S Corporation dividend. In 2000, Mr. Webb's salary was $141,371.


         Advertising. Advertising expenses consisted primarily of advertisements that we placed in newspapers Advertising expenses remained relatively constant between fiscal 2000 and fiscal 1999 as a percent of revenues. Advertising expenses decreased to $117,619, or 18.5% of total revenues, during fiscal 2000 compared with $148,059, or 18.7% of total revenues, in fiscal 1999.

         Commissions. We pay commissions of approximately 40% to 50% of the broker fee that we receive to the individual broker who processes the loan. The commissions are paid when the loan is funded. Commissions decreased to $212,275, or 33.3% of total revenues, in fiscal 2000 compared with $294,721, or 37.4% of total revenues, in fiscal 1999. Also, included in this line item are processing fees paid to independent processors of $14,400 and $27,925 in fiscal 2000 and 1999, respectively.

         Consulting Fees. We paid consulting fees to certain financial advisors in connection with our initial capital raising efforts in fiscal 2000 and 1999. In fiscal 1999, we paid $512,250, or 64.9% of total revenues, in consulting fees compared with $125,974, or 19.8% of total revenues, in fiscal 2000.

         General and Administrative Expenses. General and administrative expenses include items such as bank charges, insurance and office expenses. General and administrative expenses were $65,661, or 10.3% of total revenues, in fiscal 2000 compared with $102,767, or 13% of total revenues, in fiscal 1999. We expect general and administrative expenses to increase in absolute dollars as we continue to grow, but decrease as a percentage of revenue as mortgage loan volume increases.

         Appraisals, Title Work and Surveys. In connection with obtaining loans from borrowers, we engage third parties to perform the appraisals, title work and surveys. We do not charge our borrowers a markup for these services. Fees for appraisals, title work and surveys were $31,466, or 4.9% of total revenues, in fiscal 2600 compared with $46,218, or 5.8% of total revenues, in fiscal 1999.

         Credit Report Fees. Prior to obtaining loans, we need to have credit reports for each of our borrowers. We engage third parties to perform these services and do not charge our borrowers a markup for these services. Credit report fees were $12,196, or 1.9 % of total revenues, in fiscal 2000 compared with $18,863, or 2.4 % of total revenues, in fiscal 1999.

         Professional Fees. Professional fees include fees paid to our accountants and attorneys. Our professional fees were $33,000, or 5.1 % of total revenues, in fiscal 2000 compared with $21,115, or 2.7 % of total revenues, in fiscal 1999.


         Rent. Rent includes the rent for our office space in Boca Raton, Florida; and our offices in Matthews, North Carolina. Rent was $44,407, or 6.9% of total revenues, in fiscal 2000 or $43,488 or 5.5% of total revenues, in fiscal 1999.


         Telephone and Utilities. Telephone and utilities were $30,592, or 4.8% of total revenues, in fiscal 2000 compared with $49,497, or 6.3% of total revenues, in fiscal 1999.

         Loss from Operations/Net Loss. As a result of the foregoing, our loss from operations was ($221,765) in fiscal 2000 compared with ($527,795) in fiscal 1999. In fiscal 2000 and 1999, we had interest expenses of $4,439 and $6,321, respectively. Accordingly, our net loss in fiscal 2000 was ($226,204) and ($534,116) in fiscal 1999.

FINANCIAL CONDITION AND LIQUIDITY


         Since inception, we have funded operations primarily through net cash proceeds from private offerings of our common stock and through our line of credit with Union Planters Bank, N.A. As of September 30, 2001, we had cash and cash equivalents of $70,851 and our shareholders equity was $113,725. We expect our cash on hand to last for the next six (6) months. If cash generated from operations in future periods is insufficient to satisfy our liquidity requirements, we may sell additional equity or debt securities, or obtain additional credit facilities. The issuance of additional equity or convertible debt securities could result in additional dilution to our shareholders.

         Cash flows used in operating activities during the nine months ended September 30, 2001 was $144,891, which was primarily due to the net loss of $318,423 offset by stock based expenses of $103,599 and contributed officer services of $38,218, a $10,620 advance to a contractor, and a $14,822 increase in accounts payable and certain other charges. Cash used in investing activities during the nine months ended September 30, 2001 was $86,124, primarily as a result of an advance of $74,641 to a stockholder and a purchase of property and equipment for $9,585. Cash flows from financing activities were $201,367 during the nine months ended September 30, 2001, which consisted of $206,000 in proceeds raised in a private offering, net of offering costs and a $4,633 repayment on the Union Planters line of credit.

         Byron Webb, our founder, has borrowed money from the company. The amounts outstanding under the loan were $55,779 or 20% of total assets as of December 31, 2000 and $130,420 or 44.9% of total assets as of September 30, 2001.

         As of September 30, 2001, we had net operating loss carry forwards of approximately $312,000 available to offset future taxable income through 2020.

                                    BUSINESS
                                    --------

OVERVIEW


         We were incorporated in the State of Florida on May 11, 1999, to implement a corporate reorganization of Webb Mortgage Corp. and Webb Mortgage Services Corporation, companies which were formed by Byron Webb, our founder. For more information on our reorganization, please refer to the caption entitled " Certain Transactions," on page 31.

         We are a provider of both online and traditional mortgage services. through Webb Mortgage Depot. Our principal offices are located at 155 NE Spanish River Boulevard in Boca Raton, Florida. We also have offices in Matthews, North Carolina, a suburb of Charlotte, North Carolina. Currently we provide mortgage banking and mortgage brokerage services though these physical locations and our web site, www.webbmortgage.com.

         We are licensed currently as a mortgage broker in Florida, Iowa, New York, North Carolina and Utah. We also conduct business in Alabama, Colorado, Montana and Wyoming. In these states, you do not need to have a license to conduct business as a mortgage broker. We may apply for mortgage brokerage licenses in other states if we believe that there is sufficient demand for our mortgage services in those states.

INDUSTRY DESCRIPTION

         The potential for online mortgage origination is enormous. According to the Mortgage Bankers Association, approximately $1.5 trillion in mortgage loans were originated in 1998, up from $834 billion in 1997. Moreover, Forrester Research predicts that the share of mortgages handled online will increase from 1.5% in 1999 to almost 10% in 2003.

         Mortgage brokers originated nearly seventy percent (70%) of all mortgages in 1999. The mortgage brokerage industry is extremely fragmented with approximately thirty thousand (30,000) mortgage brokerage businesses operating in the United States in June 2001. Because many small operators lack the technical expertise or financial resources, they are unable to design systems that determine the customer's eligibility for loans.

         Internet loan origination results in time and cost savings to both customers and originators. The Internet also appeals to customers who are dissatisfied with the inconvenience and time associated with a walk-in facility. These customers appreciate completing mortgage applications in the comfort of their own homes via the Internet.

PRODUCTS AND SERVICES

Traditional Mortgage Services


         We generate revenues by originating mortgage loans that are funded by third parties. We have access to over fifty (50) institutional and private lenders, which allowed us to have a ninety-six percent (96%) funding rate for all our loan applicants during fiscal 2000. However, most of the loans that we originate are funded by a smaller subset of lenders.


         We offer a full range of loan products, including adjustable rate mortgages, fifteen (15)-year and thirty (30)-year fixed rate loans, and balloon loans with a variety of maturities. In addition to residential mortgages, we offer refinancing, construction loans, second mortgages, debt consolidation and home equity loans. We provide residential mortgage loans to various consumers including "prime" credit borrowers who desire conventional conforming loans and borrowers seeking "sub-prime" loans.

         Borrowers who qualify for conforming loans have what is referred to as an "A" credit rating. Typically, borrowers who seek sub-prime financing have what is referred to in banking as "B," "C" or "D" credit ratings. Credit ratings vary depending upon the lender, but are usually based on factors, such as income, credit history and previous debt experiences. A rated borrowers have the highest credit rating, while B, C and D borrowers have progressively lower credit ratings. A B credit rating generally indicates that the borrower has 1 or 2 late mortgage payments in the past 12 months and there have been no collections or charge offs. A C credit rating indicates that the borrower has 3 or 4 late mortgage payments and there have been collections or charge-offs on the borrower"s credit report. A D credit rating indicates that the borrower has a recent bankruptcy or foreclosure.

         We provide "non-doc" or "reduced-doc" loans to the sub-prime borrowers. These "non-doc" or "reduced-doc" loans are provided typically to borrowers with prime credit ratings who desire to maintain their privacy as to details of their income, self-employed persons or persons with blemished credit histories. Management anticipates an increase in "sub-prime" and "no-doc" loans as a percentage of its loan origination portfolio as the market for self-employed borrowers and individuals with blemished credit grows.


Online Mortgage Services

         In 1995 we established www.webbmortgage.com. This site advertises and generates leads for our traditional mortgage services. We use this web site to service those individuals who prefer the convenience of the online process versus traditional mortgage services. Our online service complements the highly personalized service offered at our traditional offices. The majority of our online business is generated from home refinancing, because of the decrease in interest rates.

Business Philosophy and Strategy


         We believe that Webb Mortgage Depot offers customers superior service when they obtain mortgage financing. We provide customers with personalized service and the most comprehensive options when they are selecting financing. We also make certain that our customer's loans are processed in an expedited manner. Our mortgage lenders can quickly advise a client as to whether he/she will be approved for a loan; however, the time between approval of a customer's loan and actual funding is subject to a number of variables, such as obtaining appraisals and title searches. Our customer oriented mortgage brokers expedite the time between approval and funding, by assisting in collecting all the documents that are required for closing. Even as our business expands, we intend to make customer service a priority for our mortgage brokers.

         We believe that there are synergies between our traditional mortgage services offered at our two walk-in locations and our online services. Many of our customers who use traditional mortgage services are first time homebuyers who require the personal contact of a mortgage broker, or are customers who have less than perfect credit histories. The majority of our online business is for home refinancings.

         We believe it is important to have an Internet presence. A study conducted by the Mortgage Banker's Association found that eighty-two (82%) per cent of consumers who take out a mortgage in 2002, whether for the purchase of a new home or refinancing, used the Internet at some point during the homebuying or mortgage process. Furthermore, we believe that our physical presence in other locations should bolster the public's confidence in using our online services.

         Our goal is to become an industry leader in the mortgage brokerage business. In order to make our business profitable and increase revenues, we intend to take the following actions:


         -increase business at our existing locations

         -opening new offices in certain key cities

         -reduce operating expenses


         For more detail on our expenses, please see "Management's Discussion of Analysis of Financial Condition and Results of Operations" - on page 15.


SALES AND MARKETING

         We plan to use numerous sales and marketing vehicles for both our traditional and online mortgage products and services. We intend to establish our brand name through a focused marketing campaign that will appeal to both online and traditional users of mortgage services. We will focus on increasing the name recognition of our walk-in facilities to complement our web site exposure.

Traditional Mortgage Origination

         A number of vehicles are used to generate leads in the traditional mortgage origination business:

o ADVERTISING. We advertise in various newspapers throughout Florida and North Carolina.

o PURCHASING NAMES OF QUALIFIED LEADS. We purchase lists which contain the names of potential mortgage holders. Our mortgage brokers contact the persons on these lists and see if Webb Mortgage Depot can assist them in obtaining financing for a home.

o        REFERRALS. We receive numerous referrals come from satisfied customers.
         In addition, many customers are repeat customers.


o STRATEGIC ALLIANCES. We have established relationships with builders, realtors, financial planners and other parties connected with the real estate industry. These strategic partners generate a significant number of referrals to the company.

o PUBLIC RELATIONS. We have successfully used this strategy to obtain favorable articles in the local press, which have generated many qualified leads.

Online Mortgage Origination

         To generate leads for our online services, we pursue the following marketing tactics:

o Register with Internet search engines to ensure our company's services appear in prime locations when online searches for mortgages and home loans are made.

o Form strategic alliances that will generate additional leads from companies offering complementary services.

o Target cost effective e-mail campaigns to users that have expressed an interest in obtaining real estate or mortgage related information.

o        Place banner advertisements on real estate related web sites.

o Links with existing real estate sites that will allow users to click and immediately be connected to our company's web site.


COMPETITION

         We believe that our chief competitive advantages are:

         1.       Personalized service,


         2. Convenience and access to the best rates and products for our customers, and


         3.       Expedited mortgage processing service.

         As a smaller mortgage broker, we believe that we are able to give our clients more personalized attention than other larger mortgage brokers. Each of our mortgage brokers closely follow a client's file to make certain that the loan is closed as quickly as possible. Even as our business expands, we intend to make customer service a priority among our brokers.

         We have a network of over fifty (50) institutional and private lenders, which allows to us to have a ninety six (96%) funding rate for all of our loan applications during fiscal 2000. This network allows us to have access to the best products and services for our customers.


OPERATIONS AND PROCESSING OF MORTGAGE LOANS

         Our operations include origination, loan processing, data entry, compilation of personal financings and other materials (including appraisals, titles, credit reports and employment verification) and underwriting. When a customer applies for a mortgage loan, we enter information that our customer gives us into CALYX, a software program that we use. This raw data includes information about the borrower's name, type of loan, income, list of assets, liabilities, job information and other information relevant to a lender.

         The CALYX software program takes all the information that we input and provides us with a completed loan application for the borrower. Next, we determine which lenders might be able to offer the borrower a mortgage loan. Sometimes, we will go to a general web site that provides clearing information on mortgage loans. Other times, based on experience, we know which lenders will have the best mortgage loan products for a particular client. We generally use a few lenders to provide a majority of our loans, because these lenders generally offer the best rates to our customers. In addition, we have found that these lenders provide efficient service.

         We upload the completed loan information on the web site of the lender that we have selected for the borrower and determine if the lender will give us e-approval for the loan. If the lender gives the borrower approval, it, the web site, will generate a commitment letter with contingencies. Then, the lender will also send us documentation for the loan.


         If a customer does not pre-qualify for the loan or if the application is incomplete, one of our mortgage brokers will inform the mortgage loan applicant why the loan was rejected and how and if the application can be remedied.

TECHNOLOGY INFRASTRUCTURE AND SECURITY

         We have a computer server which houses all of our computer-based technology from our Internet web sites to our e-mail capabilities. All of our server hardware is provided by Dell Computer Corp., and our routers and. switches are provided by Cisco Systems. Our server runs on Microsoft Windows NT operating system software. We have redundant high-speed data lines from multiple vendors for Internet access. We stock additional hardware parts and have designed system and power supply redundancies to ensure that there are no interruptions in service based on hardware failures. In addition, we monitor our servers to ensure that we have sufficient space to handle software upgrades. All software and data in the system is backed up to magnetic tape each night, which is stored off-site.

         Our technology security systems are designed to prevent most unauthorized access to internal systems and illegal third party access to our data.

REGULATIONS

         Our mortgage services business is subject to the rules and regulations of the Department of Housing and Urban Development, Federal Housing Administration, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Government National Mortgage Association and other regulatory agencies in connection with originating, processing and underwriting mortgage loans. These rules and regulations, among other things, impose licensing obligations, prohibit discrimination and establish underwriting guidelines. Also, we are required to comply with regulatory financial requirements.

         Mortgage origination activities are subject to the provisions of various federal and state statutes including the Equal Credit Opportunity Act, the Fair Housing Act, the Truth-in-Lending Act, the Fair Credit Reporting Act and the Real Estate Settlement Procedures Act. The Equal Credit Opportunity Act and the Fair Housing Act prohibit us from discriminating against applicants on the basis of race, color, religion, national origin, familial status, sex, age, marital status or other prohibited characteristics. Also, we are required to disclose reasons for credit denial and other matters to applicants. The Truth-in-Lending Act requires us to provide borrowers with uniform, understandable information about the terms and conditions of mortgage loans so they can compare credit terms. It guarantees borrowers a three (3) day right to cancel certain credit transactions. If we fail to comply with the Truth-in-Lending Act, aggrieved customers could have the right to rescind their loan transactions and to demand the return of finance charges. The Fair Credit Reporting Act requires us to supply loan applicants who are denied credit the credit-reporting agency's name and address. The Real Estate Settlement Procedures Act was designed to prevent abuses in the referral of business in the real estate industry. It prevents specific types of payments between certain providers.

         Although our operations on the Internet are not currently regulated by any U.S. government agency, future laws and regulations may be adopted governing the Internet, and existing laws may be interpreted to apply to the Internet. Therefore, our future compliance may be more difficult or expensive.

FACILITIES


         Our operations for our traditional mortgage origination and online mortgage processing are conducted from a freestanding building in Boca Raton, Florida. We have a six (6) year lease on the building, which commenced on August 1, 1997, and expires in May 2003. We also have an option to renew for one additional period of five years. Our total rent expense, including shared expenses and real estate taxes for the years ended December 31, 2000 and 1999 were $44,407 and $43,388.

         We also have an office in Matthews, North Carolina. Our rent in Matthews is approximately $941 per month and our three (3) year lease expires on May 31, 2004.


EMPLOYEES


         As of January 15, 2002, Byron J. Webb is our only full-time employee. At the present time, we work with eleven (11) mortgage brokers , who are independent contractors. This number varies from time to time. The number of independent contractors in our offices is as follows: ten (10) in Boca Raton, Florida (four (4) of which are part time) and one (1) in St. Petersburg, Florida. Our founder, Byron J. Webb, who is in Matthews, North Carolina, is our only employee.


LEGAL PROCEEDINGS

         We are not a party to any material legal proceedings, nor to the knowledge of management, are any legal proceedings threatened against us. From time to time, we may be involved in litigation relating to claims arising out our operations in the normal course of business.

                                   MANAGEMENT

         The following table sets forth certain information with respect to our executive officers and directors as of January 15, 2002:



Name                                     Age                  Position with the company
----                                     ---                  -------------------------
Byron J. Webb                            40                   President, Chief Executive Officer and Director
Harvey Judkowitz                         56                   Chief Financial Officer and Director

         BYRON J. WEBB has served as our President, Chief Executive Officer and Director since our incorporation on May 11, 1999. Mr. Webb is an entrepreneurial business professional with seventeen (17) years of mortgage industry experience. Since 1992 and until its acquisition, Mr. Webb was founder and President of Webb Mortgage Corp.. Since founding the company, Mr. Webb has expanded the company's operations to sixteen (16) mortgage brokers, working as independent contractors, and increased the company's mortgage financing in 1998 to $58 million. Prior to founding Webb Mortgage Depot, Mr. Webb was a senior loan officer with Glendale Federal Bank's mortgage department. Mr. Webb has been named several times as an "Origination Super Star" by Mortgage Originator Magazine for his success in closing mortgage transactions. In 1998, Mr. Webb ranked 96th in the country in the number of loans closed and was ranked 139th in dollar volume of mortgage loans.

         HARVEY JUDKOWITZ has served as our Chief Financial Officer and Director since October 1, 2001. Mr. Judkowitz comes to Webb Mortgage Depot with over twenty five (25) years of experience in executive management, financial management, and accounting, including several CEO and CFO positions with publicly traded companies. He was CEO of Designers International Corp., a public company, from 1982 to 1985; CEO of Utilicore Corporation, a public company, from 1998 through June 30, 1999, and President of NetWebOnLine.Com, Inc. During the period between 1989 and 1998, Mr. Judkowitz was in private practice as an accountant and formed his own accounting firm, Judkowitz & Company. He has also served as a director of HBOA Holdings, Inc., a public company from August 2000 through the present date. Mr. Judkowitz has also held positions with private companies. He has served as the Treasurer of FT Industries, (Claires' Stores) from 1980-1982, the Executive Vice President of JR Industries, Inc., from 1985-1988, the Chief Financial Officer of New Millennium Communications Corp., from 1998-1999 and the CFO of Capital International. Mr. Judkowitz holds a BBA degree from Pace University and is a certified public accountant in Florida and New York.


         Our directors serve for a term of one (1) year, or until their successors are elected and qualified.

BOARD COMMITTEES

         We have an audit committee and an executive compensation/stock option committee. The audit committee consists of Mr. Judkowitz and Mr. Webb. The audit committee recommends the engagement of independent auditors to the Board, initiates and oversees investigations into matters relating to audit functions, reviews the plans and results of audits with our independent auditors, reviews our internal accounting controls or approves services to be performed by our independent auditors. The executive compensation/stock option committee consists of Mr. Judkowitz and Mr. Webb. The executive compensation/stock option committee considers and authorizes remuneration arrangements for senior management, and grants options under and administers, our employee stock option plan.

DIRECTORS COMPENSATION

         We currently reimburse each director for expenses incurred in connection with attendance at each meeting of the Board of Directors or a committee on which he serves. In addition, we intend to grant each director 10,000 stock options each year with an exercise price equal to the fair market value of our stock on the date of the grant.

                             EXECUTIVE COMPENSATION
                             ----------------------

         The following table sets forth certain compensation information for the fiscal years ended December 31, 2000, and 1999 with regard to Webb Mortgage Depot's Chief Executive Officer:

                           SUMMARY COMPENSATION TABLE


                                                                                   Restricted          S Corp.
Name of Individual and Position              Year        Salary         Bonus      Stock Award(1)      Dividend(2)
-------------------------------              ----        ------         -----      --------------      -----------
Byron J. Webb, Chief Executive                  2000     $135,000      $ 6,371     $        0           $       0
Officer                                         1999     $ 18,667      $     0     $   66,400           $ 100,647


(1) In March 2000, the company became a C corporation under the Internal Revenue Code and lost its status as an S corporation.

(2) In July 1999, we issued 80,000 shares of our common stock to Byron Webb. The fair market value of the stock on the date of the grant was $0.83 per share.


OPTION GRANTS AND OPTION EXERCISES

         During the fiscal year ended December 31, 2000, we did not grant any options to our Chief Executive Officer. During fiscal 2000, our Chief Executive Officer did not exercise any options.

EMPLOYMENT AGREEMENTS

         We entered into a three (3) year employment agreement with Byron J. Webb effective as of January 1, 2000. Under his employment agreement, Mr. Webb receives a base salary equal to $135,000 annually, to be increased by ten percent (10%) each year. Mr. Webb is also entitled to receive a commission revenue bonus, a pre-tax earnings bonus and a growth revenue bonus. The commission revenue bonus is equal to one percent (1%) of our gross commission revenues and is paid bi-monthly. In fiscal 2000, Mr. Webb received $6,371 for his commission revenue bonus. The pre-tax earnings bonus is equal to three percent (3%) of our pre-tax earnings. In fiscal 2000, we did not have pre-tax earnings, so Mr. Webb did not receive a pre-tax earnings bonus. Mr. Webb is also entitled to receive a growth revenue bonus if our gross revenues increase by over fifteen percent (15%) from the previous year. The growth revenue bonus would be equal to one-half' percent (0.5%) of our gross commission revenues, which would be paid at year end. Mr. Webb will be eligible to receive the growth revenue bonus beginning at the end of fiscal 2001.

         Under his employment agreement, Mr. Webb will receive up to one million stock options if the company obtains certain commission revenue targets. Because the company did not obtain the commission revenue targets in fiscal 2000, Mr. Webb did not receive any grants of stock options in fiscal 2000. The commission revenue targets are listed below:


WEBB MORTGAGE DEPOT
----------------------- ---------------- ------------------- ------------------ ------------------- ------------------
         FYE                   2000                 2001               2002               2003               2004
----------------------- ---------------- ------------------- ------------------ ------------------- ------------------
Comm. Rev.                    1,900,000           2,700,000          4,000,000           5,500,000          7,500,000
----------------------- ---------------- ------------------- ------------------ ------------------- ------------------
Number of Options               200,000             200,000            200,000             200,000            200,000
----------------------- ---------------- ------------------- ------------------ ------------------- ------------------

         Beginning with fiscal year 2000, and at each of the following four (4) year-ends thereafter, 200,000 options will be granted if we attain the above-forecasted loan originations. For any year after fiscal year 2000 in which we attain the above-forecasted commission revenues, additional options will be granted. The exercise price of the options will be $3.00 per share or fifteen percent (15%) below the fifty two (52)-week trading average, whichever is lower. If all options could have been exercised in full, or in the event of a merger, takeover, acquisition or other strategic proposed business combination, Mr. Webb will be granted an additional 500,000 options to purchase 500,000 shares of common stock for the lesser of $4.00 per share or fifteen percent (15%) below the market value of the shares of common stock.

                              CERTAIN TRANSACTIONS
                              --------------------

         Upon the incorporation of the company on May 11, 1999, Mr. Webb received 500,000 shares of our common stock for his services in founding the company. In July 1999, Mr. Webb received 80,000 shares of common stock for services rendered to the company.

         In March 2000, we acquired Webb Mortgage Corp. and Webb Mortgage Services Corporation, both Florida corporations from Byron J. Webb, our founder and Chief Executive Officer. We issued 2 million shares of our common stock to Mr. Webb and the transaction was treated as a recapitalization for financial accounting purposes. Webb Mortgage Corp. was incorporated on June 19, 1992 and operated as a mortgage broker. In fiscal 1999, Webb Mortgage Corp. processed $42 million in loans. Webb Mortgage Services Corp. was incorporated on February 25, 1998 and held a correspondent mortgage lender license in Florida. As of December 31, 2000, these companies were inactive and all brokerage business was transacted through Webb Mortgage Depot, Inc.

         Mr. Webb sold 120,000 and 30,000 of his outstanding shares in November 2000 and June 2001 in private transactions. As of September 30, 2001, Byron Webb has borrowed approximately $130,420 from the company, which is due on demand from the company.

         We believe that these terms are no less favorable to us than would have been obtained in an arm's length transaction.

                             PRINCIPAL SHAREHOLDERS
                             ----------------------

         The following table sets forth information regarding the beneficial ownership of our common stock as of January 15, 2002, by (i) our officers and directors and (ii) any person or entity who is known by us to beneficially own more than five percent (5%) of our common stock. The table shows share ownership as well as a percentage of ownership. Unless otherwise indicated, the address for each person is Webb Mortgage Depot, Inc., 155 NE Spanish River Boulevard, Boca Raton, Florida 33431.
         As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.

------------------------------------------------------------- --------------------------- --------------------------
SHAREHOLDER NAME                                                   TOTAL SHARES HELD           % OF OWNERSHIP
------------------------------------------------------------- --------------------------- --------------------------
Byron J. Webb, President & CEO                                           2,330,000                  57.9%
------------------------------------------------------------- --------------------------- --------------------------
Harvey Judkowitz, Chief Financial Officer                                   20,000(1)                 *
------------------------------------------------------------- --------------------------- --------------------------
Emerson Bennett & Associates, Inc.                                         528,000(2)               13.1%
------------------------------------------------------------- --------------------------- --------------------------
All executive officers and directors as a group
(2 individuals)                                                          2,350,000(3)               58.2%
------------------------------------------------------------- --------------------------- --------------------------

(1) Includes options to purchase 20,000 shares of our common stock at an exercise price of $.50 per share.

(2) Includes 178,000 shares held by three persons that may be deemed to be affiliates of Emerson Bennett: and options to purchase 350,000 shares of our common stock at an exercise price of $3.00 per share.

(3) Includes options to purchase 20,000 shares of our common stock at an exercise price of $.50 per share.

                              SELLING SHAREHOLDERS
                              --------------------


         The table below sets forth information regarding ownership of our common stock by the selling shareholders on January 15, 2002, and the number of securities to be sold by them under this prospectus. One of the selling shareholders is Byron Webb, our President, CEO and majority shareholder. An asterisk indicates ownership of less than one percent (1%) of our issued and outstanding common stock


   SECURITIES OWNED PRIOR TO OFFERING                                                    SECURITIES AFTER OFFERING
------------------------------------------------------------------------------------     --------------------------
                                                               SHARES OF
                                                                COMMON       PERCENT       NUMBER OF
                                                SHARES OF        STOCK         OF          SHARES OF      PERCENT OF
                                                 COMMON        OFFERED        COMMON        COMMON         COMMON
NAME OF SELLING STOCKHOLDER                      STOCK(1)       HEREBY(1)     STOCK         STOCK           STOCK
---------------------------                      --------       ---------     -----         -----           -----
Richard Alberque                                 174,000        174,000       4.3             0              *
Joe Azzata                                        70,000         70,000       1.7             0              *
Atlas, Pearlman, P.A.                             10,000         10,000         *             0              *
Clinton Barnes                                    20,000         20,000         *             0              *
Michael Bruno                                     10,000         10,000         *             0              *
Bookmark, Inc.                                   137,000        137,000       3.4             0              *
BSC Compressor                                     6,000          6,000         *             0              *
Camille Esposito                                 110,000        110,000       2.7             0              *
Linda Greene                                      38,000         38,000         *             0              *
David J. Hablenko                                300,000        300,000       7.5             0              *
Brenda Hamilton                                    5,000          5,000         *             0              *
Arnell Heaps                                      60,000         60,000         *             0              *
Thomas Liceto                                     36,144         36,144       1.5
David Luther                                      20,000         20,000         *             0              *
Brent Martin                                      70,000         70,000       1.7
Edward Oxley                                      30,000         30,000         *             0              *
Robert Pate                                        5,000          5,000         *             0              *
Anthony Peluso                                    35,000         35,000         *             0              *
R.C. Shackleford                                  20,000         20,000         *             0              *
William Ponseti Trust                             60,000         60,000       1.5             0              *
Byron J. Webb                                  2,330,000        250,000       6.2         2,080,000         51.7


         Because the selling shareholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling shareholders sell all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling shareholders after this offering. In addition, any selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares beneficially owned by them, all or a portion of the shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.


         In the past three (3) years, none of the selling shareholders (except for Mr. Webb, Mr. Azatta, Ms. Greene, and Mr. Martin) has had a material relationship with Webb Mortgage Depot. Mr. Webb is our founder, Chief Executive Officer and Director. Mr. Azatta, Ms. Greene and Mr. Martin may be deemed to be affiliates of Emerson Bennett & Associates, Inc., an NASD broker-dealer firm that provided advisory services to us pursuant to a financial advisory agreement dated June 15, 1999 which extends through June 15, 2002. Until February 1, 2002, Mr. Azatta and Mr. Martin were principals of Emerson Bennett and Ms. Greene was the Director of Investment Banking at Emerson Bennett.

                              PLAN OF DISTRIBUTION
                              --------------------


         We are registering 1,466,144 shares on behalf of the selling shareholders. As used herein, "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by Webb Mortgage Depot. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised Webb Mortgage Depot that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

         The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they well as principal, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions).

         The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling shareholder against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of he shares against certain liabilities, including liabilities arising under the Securities Act.

         Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         Selling shareholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and with which is complied.

         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

         o the name of each such selling stockholder and of the participating broker-dealer(s);
         o        the number of shares involved;
         o        the price at which such shares were sold;
         o the commissions paid or discounts or concessions allowed to such Broker-Dealer(s), where applicable;
         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
         o        other facts material to the transaction.

         In addition, we will file a supplement to this prospectus if a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares.


                            DESCRIPTION OF SECURITIES
                            -------------------------

COMMON STOCK


         The authorized capital stock of the company consists of 25,000,000 shares of common stock. As of January 15, 2002, 4,019,144 shares of our common stock are held of record by thirty (3o) shareholders. Each common share entitles the holder thereof to cast one (1) vote for each share held of record on all matters acted upon at the company's shareholder meetings. Shareholders elect directors by a plurality vote. Because holders of common stock do not have cumulative voting rights, holders or a single holder of more than fifty percent (50%) of the outstanding shares of common stock present and voting at an annual meeting at which a quorum is present can elect all of the company's directors. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon exercise of the options will be fully paid and non-assessable when issued.


         Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors in its sole discretion from funds legally available. In the event the company is liquidated, dissolved or wound up, holders of common stock are entitled to share ratably in the assets remaining after all liabilities and accrued and unpaid cash dividends are paid.

OPTIONS

         There are currently 450,000 common shares reserved for issuance upon the exercise of outstanding options. The options range in their exercise price from $.50 per share to $3.00 per share.

PENNY STOCK CONSIDERATIONS


         Our shares are "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 as equity securities with a price of less than $5.00. Our shares may be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

         Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or "accredited investor" must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

         -deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

         -Disclose commission payable to the broker-dealer and its registered representatives and current bid and offer quotations for the securities;


         -Send monthly statements disclosing recent price informatin pertaining to the penny stock held in a customer's accounts, the account's value and information regarding the limited market in penny stocks/

         -Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducing any penny stock transaction in the customer's account;


         Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be adversely affected with a corresponding decrease in the price of our securities. Our shares may someday be subject to such penny stock rules and our shareholder will, in all likelihood, find it difficult to sell their securities.

HOLDERS


         As of the date of this prospectus, we had thirty (30) holders of record of our common stock. We have one class of common stock outstanding.


CERTAIN BYLAW PROVISIONS

         Our Bylaws provide that special meetings of the shareholders can be called by the President, the Board of Directors, or shareholders holding thirty three percent (33%) or more of our issued and common stock. Shareholders holding a majority of the issued and outstanding shares of the common stock of the company can control the company, act by written consent without holding a meeting, elect directors, authorize additional stock and vote to carry out extraordinary corporate transactions like a merger, sale of assets, share exchange or stock split.

DIVIDEND POLICY

         We have not paid dividend on our common stock since the date of our incorporation and we do not anticipate paying any common stock dividends in the foreseeable future. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Furthermore, our credit facility with Union Planters Bank restricts the us from paying any dividends to our shareholders, unless we obtain prior written consent from Union Planters. Future dividend policy will depend upon our earnings, financial condition, contractual restrictions and other factors considered relevant by our Board of Directors and will be subject to limitations imposed under Florida law.

                                  LEGAL MATTERS
                                  -------------


         The validity of the securities being offered hereby will be passed upon for the company by Adorno & Zeder, P.A.


                                     EXPERTS
                                     -------

         Our financial statements for the years ended December 31, 2000, and 1999, included in this prospectus, have been so included in reliance on the report of Salbesrg & Company, P.A., independent certified accountants, given on the authority of that firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION
                              ---------------------

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the registration of the shares of common stock offered hereby. This prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and exhibits and schedules thereto for further information with respect to the company and the securities to which this prospectus relates. Statements made herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Items of information omitted from this prospectus, but contained in the Registration Statement, may be inspected without charge at the Public Reference Room of the Commission, 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549, at prescribed rates.

         Upon consummation of the offering of the common stock, the company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports and other information can be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's New York Regional Office, 26 Federal Plaza, New York, NY 10007, and at the Chicago Regional Office, Everett McKinley Dirksen Building, 219 South Dearborn Street, Room 1204, Chicago, IL 60604. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. Also, the Commission makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Internet address is www.sec.gov. The Commission's web site also contains reports, proxy and information statements and ;other information regarding registrants that file electronically with the Commission.

         The company intends to deliver annual reports to the holders of its securities, which will contain, among other information, audited financial statements examined and reported upon by its independent certified public accountants.

                            WEBB MORTGAGE DEPOT, INC.


                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------


                         UNAUDITED FINANCIAL STATEMENTS
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001, AND SEPTEMBER 30, 2000

Consolidated Balance Sheets - September 30, 2001 (unaudited)
and December 31, 2000                                                       F-2

Consolidated Statement of Operations -Nine Months Ended
September 30, 2001, and 2000 (Unaudited)                                    F-3

Consolidated Statement of Cash Flows. - Nine Months Ended
September 30, 2001, and 2000 (Unaudited)                                    F-4

Notes to Consolidated Financial Statements                                  F-5

                AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEARS
                        ENDED DECEMBER 31, 2000 AND 1999

Independent Auditor's Report                                                F-6

Consolidated Balance Sheets as of December 31, 2000 and 1999                F-7

Consolidated Statement of Operations for the Years Ended
December 31, 2000, and 1999                                                 F-8

Consolidated Statements of Changes in Stockholders' Equity
for the Years Ended December 31, 2000, and 1999                             F-9

Consolidated Statements of Cash Flows for the Years
ended December 31, 2000, and 1999                                           F-10

Notes to Consolidated Financial Statements as
of December 31, 2000 and 1999                                               F-11

                   Webb Mortgage Depot, Inc. and Subsidiaries
                           Consolidated Balance Sheets
                           ---------------------------

                                                                        September 30, 2001
                                                                           (Unaudited)         December 31, 2000
                                                                           -----------         -----------------
                                     Assets
                                     ------
Current Assets
Cash                                                                       $    70,851            $   100,499
Advances to contractor                                                              --                 10,620
Other current assets                                                                --                  2,650
                                                                           -----------            -----------
Total Current Assets                                                            70,851                113,769
                                                                           -----------            -----------

Property and Equipment, Net                                                     31,303                 29,226
                                                                           -----------            -----------

Other Assets
Due from principal stockholder/officer                                         130,420                 55,779
Deferred rent expense                                                           54,397                 76,649
Deposits and other assets                                                        3,546                  1,761
                                                                           -----------            -----------
Total Other Assets                                                             188,363                134,189
                                                                           -----------            -----------

Total Assets                                                               $   290,517            $   277,184
                                                                           ===========            ===========

                      Liabilities and Stockholders' Equity
                      ------------------------------------

Current Liabilities
Accounts payable and accrued expenses                                      $    55,579            $    40,757
Lease obligation - current portion                                              36,752                 35,500
Lines of credit                                                                 48,104                 52,737
                                                                           -----------            -----------
Total Current Liabilities                                                      140,435                128,994

Lease Obligation - Non-Current                                                  36,357                 63,859
                                                                           -----------            -----------

Total Liabilities                                                              176,792                192,853
                                                                           -----------            -----------

Stockholders' Equity
Common stock, $.001 par value, 25,000,000 authorized, 4,019,144
   and 3,369,144 issued and outstanding, respectively                            4,019                  3,369
Additional paid-in capital                                                   1,288,250                941,083
Accumulated deficit                                                         (1,178,544)              (860,121)
                                                                           -----------            -----------
Total Stockholders' Equity                                                     113,725                 84,331
                                                                           -----------            -----------

Total Liabilities and Stockholders' Equity                                 $   290,517            $   277,184
                                                                           ===========            ===========


           See accompanying notes to consolidated financial statements

                   Webb Mortgage Depot, Inc. and Subsidiaries
                      Consolidated Statements of Operations
                      -------------------------------------
                                   (Unaudited)

                                                                         Nine Months Ended September 30
                                                                          2001                     2000
                                                                      -----------              -----------
Revenues                                                              $   587,009              $   467,361
                                                                      -----------              -----------
Operating Expenses
Compensation                                                              121,410                  140,902
Advertising                                                               135,452                   92,163
Appraisals, title work and surveys                                         13,500                   24,477
Commissions                                                               296,999                  154,349
Consulting                                                                113,803                  120,974
Credit report fees                                                         15,340                    8,505
Depreciation and amortization                                               7,621                    5,433
General and administrative                                                 53,076                   40,301
Processing fees                                                            31,369                   12,750
Professional fees                                                          52,399                   26,050
Rent                                                                       36,225                   34,484
Telephone and utilities                                                    22,651                   19,821
                                                                      -----------              -----------
Total Operating Expenses                                                  899,845                  680,209
                                                                      -----------              -----------

Loss From Operations                                                     (312,836)                (212,848)

Other Expense
Interest expense                                                           (5,587)                  (4,439)
                                                                      -----------              -----------
Total Other Expense                                                        (5,587)                  (4,439)
                                                                      -----------              -----------

Net Loss                                                              $  (318,423)             $  (217,287)
                                                                      ===========              ===========

Net loss per share - basic and diluted                                $     (0.08)             $     (0.07)
                                                                      ===========              ===========

Weighted average shares outstanding - basic and diluted                 3,844,345                3,098,195
                                                                      ===========              ===========



           See accompanying notes to consolidated financial statements

                   Webb Mortgage Depot, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                                     Nine Months Ended September 30,
                                                                                         2001              2000
                                                                                      ---------          ---------
Cash Flows from Operating Activities:
Net loss                                                                              $(318,423)         $(217,287)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization                                                             7,621              5,433
Stock based expense                                                                     103,599            129,000
Contributed officer services                                                             38,218                 --
Lease accretion                                                                          (3,998)            (2,331)
Changes in current assets and liabilities
(Increase) decrease in:
Advances to contractor                                                                   10,620             (1,000)
Other current assets                                                                      2,650             (2,786)
Increase (decrease) in:
Accounts payable and accrued expenses                                                    14,822             (2,095)
                                                                                      ---------          ---------
Net Cash Used in Operating Activities                                                  (144,891)           (91,066)
                                                                                      ---------          ---------

Cash Flows From Investing Activities:
Loans to stockholder                                                                    (74,641)            21,841
Deposits and other assets                                                                (1,898)                --
Purchase of property and equipment                                                       (9,585)            (1,845)
                                                                                      ---------          ---------
Net Cash Provided by (Used in) Investing Activities                                     (86,124)            19,996
                                                                                      ---------          ---------

Cash Flows From Financing Activities:
Proceeds from (repayment on) lines of credit                                             (4,633)               575
Proceeds from issuance of common stock, net of offering costs                           206,000                 --
                                                                                      ---------          ---------
Net Cash Provided by Financing Activities                                               201,367                575
                                                                                      ---------          ---------

Net Decrease in Cash                                                                    (29,648)           (70,495)

Cash - Beginning of Period                                                              100,499             93,780
                                                                                      ---------          ---------

Cash - End of Period                                                                  $  70,851          $  23,285
                                                                                      =========          =========


           See accompanying notes to consolidated financial statements

                   Webb Mortgage Depot, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                               September 30, 2001
                               ------------------
                                   (Unaudited)


Note 1   Basis of Presentation
------------------------------

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of consolidated financial position and results of operations.

It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair consolidated financial statements presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

For further information, refer to the audited consolidated financial statements and footnotes for the years ending December 31, 2000 and 1999 included in the Company's Form SB-2, as amended, as filed with the United States Securities and Exchange Commission.

Note 2   Stockholders' Equity
-----------------------------

During the period from January 1, 2001 to September 30, 2001, the Company issued 450,000 common shares for $206,000 (net of deferred offering costs of $19,000). The Company also granted 200,000 common shares to an investment-banking firm for consulting services rendered and terminated its relationship with that investment-banking firm by obtaining a general release from any future obligations. The shares were valued at the contemporaneous cash-offering price of $0.50 per share or an aggregate $100,000, which was charged to consulting expense at the grant date.

In January 2001, the Company granted options to purchase 80,000 shares of common stock to a consultant for services rendered. The options expire on May 25, 2003 and are exercisable at $0.50 per share. The Company recognized a consulting expense of $3,599 based on the fair value method under SFAS 123 using the following weighted average assumptions: expected dividend yield 0%, risk-free interest rate 4.77%, volatility 0%, and expected term of two years.

In September 2001, the Company granted options to purchase 20,000 shares of common stock to a new director of the Company. The options are exercisable at $0.50 per share, which was the fair market value of the common stock at the grant date. Accordingly, under APB 25, no compensation expense was recognized.

Note 3   Segment Information
----------------------------

The Company operates in one segment. All revenues are derived from customers in the United States of America.

                          Independent Auditors' Report
                          ----------------------------



To the Board of Directors of
Webb Mortgage Depot, Inc.


We have audited the accompanying consolidated balance sheets of Webb Mortgage Depot, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these consolidated financial statements based on our audits.

We conduct our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Webb Mortgage Depot, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.





SALBERG & COMPANY, P.A.
Boca Raton, FL
February 17, 2001

                   Webb Mortgage Depot, Inc. and Subsidiaries
                           Consolidated Balance Sheets
                           December 31, 2000 and 1999
                           --------------------------

                                     Assets
                                     ------
                                                                                          2000               1999
                                                                                       ---------          ---------
Current Assets
Cash and cash equivalents                                                              $ 100,499          $  93,780
Advances to contractor                                                                    10,620                 --
Other current assets                                                                       2,650                 --
                                                                                       ---------          ---------
Total Current Assets                                                                     113,769             93,780
                                                                                       ---------          ---------

Property and equipment, net                                                               29,226             35,360
                                                                                       ---------          ---------

Other Assets
Due from principal stockholder                                                            55,779             56,913
Deferred rent expense                                                                     76,649            106,321
Deposits and other assets                                                                  1,761              1,955
                                                                                       ---------          ---------
Total Other Assets                                                                       134,189            165,189
                                                                                       ---------          ---------

Total Assets                                                                           $ 277,184          $ 294,329
                                                                                       =========          =========


                      Liabilities and Stockholders' Equity
                      ------------------------------------

Current Liabilities
Accounts payable and accrued expenses                                                  $  40,757          $  30,716
Lease obligation - current portion                                                        35,500             34,667
Lines of credit                                                                           52,737             53,586
                                                                                       ---------          ---------
Total Current Liabilities                                                                128,994            118,969

Lease obligation - non-current                                                            63,859             99,025
                                                                                       ---------          ---------

Total Liabilities                                                                        192,853            217,994
                                                                                       ---------          ---------

Stockholders' Equity
Common stock, $.001 par value, 25,000,000 authorized, 3,369,144 and 3,094,144
   issued and outstanding, respectively                                                    3,369              3,094
Additional paid-in capital                                                               941,083            826,158
Accumulated deficit                                                                     (860,121)          (633,917)
                                                                                       ---------          ---------
                                                                                          84,331            195,335
Less deferred consulting expense                                                              --           (119,000)
                                                                                       ---------          ---------

Total Stockholders' Equity                                                                84,331             76,335
                                                                                       ---------          ---------

Total Liabilities and Stockholders' Equity                                             $ 277,184          $ 294,329
                                                                                       =========          =========


           See accompanying notes to consolidated financial statements

                   Webb Mortgage Depot, Inc. and Subsidiaries
                      Consolidated Statements of Operations
                     Years ended December 31, 2000 and 1999
                     --------------------------------------

                                                                     2000                     1999
                                                                 -----------              -----------
Revenues                                                         $   637,060              $   788,427
                                                                 -----------              -----------
Operating Expenses
Compensation                                                         176,244                   69,928
Advertising                                                          117,619                  148,059
Appraisals, title work and surveys                                    31,466                   46,218
Commissions                                                          212,275                  294,721
Consulting                                                           125,974                  512,250
Credit report fees                                                    12,196                   18,863
Depreciation and amortization                                          9,391                    9,316
General and administrative                                            65,661                  102,767
Professional fees                                                     33,000                   21,115
Rent                                                                  44,407                   43,488
Telephone and utilities                                               30,592                   49,497
                                                                 -----------              -----------
Total Operating Expenses                                             858,825                1,316,222
                                                                 -----------              -----------

Loss from Operations                                                (221,765)                (527,795)

Other Income (Expense)
Interest expense                                                      (4,439)                  (6,321)
                                                                 -----------              -----------
Total Other Income (Expense)                                          (4,439)                  (6,321)
                                                                 -----------              -----------

Net Loss                                                         $  (226,204)             $  (534,116)
                                                                 ===========              ===========

Net income per share - basic and diluted                         $     (0.07)             $     (0.19)
                                                                 ===========              ===========

Weighted average shares outstanding - basic and diluted            3,120,565                2,774,325
                                                                 ===========              ===========



           See accompanying notes to consolidated financial statements

                   Webb Mortgage Depot, Inc. and Subsidiaries
            Consolidated Statement of Changes in Stockholders' Equity
                     Years ended December 31, 2000 and 1999
                     --------------------------------------

                                                                Common Stock      Additional                 Deferred
                                                           ---------------------    Paid-in   Accumulated   Consulting
                                                            Shares       Amount     Capital     Deficit       Expense       Total
                                                           ---------   ---------   ---------   ----------    ---------    ---------
Balance, December 31, 1998                                 2,000,000   $     550   $     975    $     846    $      --    $   2,371
Recapitalization                                             500,000       1,950      (1,450)          --           --          500
Stock issued for cash                                         93,000          93     185,907           --           --      186,000
Stock issued for services                                    465,000         465     467,385           --     (119,000)     348,850
Stock paid by principal stockholder for services                  --          --     200,000           --           --      200,000
Offering costs                                                    --          --     (56,623)          --           --      (56,623)
Stock issued in exchange for debt                             36,144          36      29,964           --           --       30,000
S Corporation earnings distributions to
 principal stockholder                                            --          --          --     (100,647)          --     (100,647)
Net loss 1999                                                     --          --          --     (534,116)          --     (534,116)

Balance, December 31, 1999                                 3,094,144       3,094     826,158     (633,917)    (119,000)      76,335
Stock issued for cash                                        270,000         270     134,730           --           --      135,000
Stock issued for services                                      5,000           5       9,995           --           --       10,000
Deferred consulting expense recognition                           --          --          --           --      119,000      119,000
Offering costs                                                    --          --     (29,800)          --           --      (29,800)
Net loss 2000                                                     --          --          --     (226,204)          --     (226,204)
                                                           ---------   ---------   ---------    ---------    ---------    ---------
Balance, December 31, 2000                                 3,369,144   $   3,369   $ 941,083    $(860,121)   $      --    $  84,331
                                                           =========   =========   =========    =========    =========    =========


           See accompanying notes to consolidated financial statements

                   Webb Mortgage Depot, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows
                     Years ended December 31, 2000 and 1999
                     --------------------------------------

                                                                                   2000                  1999
                                                                                 ---------            ---------
Cash Flows From Operating Activities:
Net income                                                                       $(226,204)           $(534,116)
Adjustments to reconcile net income to net cash provided by (used in)
   operating activities:
Depreciation and amortization                                                        9,391                9,316
Stock based expense                                                                129,000              512,750
Lease accretion                                                                     (4,661)              (3,663)
Loss on disposal of equipment                                                           --                  590
Changes in current assets and liabilities
(Increase) decrease in:
Advances to contractor                                                             (10,620)                  --
Other current assets                                                                (2,650)                  --
Increase (decrease) in:
Accounts payable and accrued expenses                                               10,041               25,606
                                                                                 ---------            ---------
Net cash provided by (used in) operating activities                                (95,703)              10,483
                                                                                 ---------            ---------

Cash Flows From Investing Activities:
Loans to stockholder                                                                 1,134              (26,913)
Deposits and other assets                                                              195                 (575)
Purchase of property and equipment                                                  (3,258)                  --
                                                                                 ---------            ---------
Net cash used in investing activities                                               (1,929)             (27,488)
                                                                                 ---------            ---------

Cash Flows From Financing Activities:
Repayment of bank overdraft                                                             --               (3,131)
Proceeds from (repayment on) lines of credit                                          (849)              48,586
Proceeds from issuance of common stock, net of offering costs                      105,200              165,977
Distributions to stockholders                                                           --             (100,647)
                                                                                 ---------            ---------
Net cash provided by financing activities                                          104,351              110,785
                                                                                 ---------            ---------

Increase in cash and cash equivalents                                                6,719               93,780

Cash and cash equivalents - beginning of year                                       93,780                   --
                                                                                 ---------            ---------

Cash and cash equivalents - end of year                                          $ 100,499            $  93,780
                                                                                 =========            =========

Supplemental schedule of non-cash financing activities:

Cash paid for interest                                                           $   4,439            $   6,321
                                                                                 =========            =========

During 1999, the Company borrowed $30,000 from an investor and then converted the debt to common stock at $0.83 per share (see Note 6).


           See accompanying notes to consolidated financial statements

                   Webb Mortgage Depot, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                        as of December 31, 2000 and 1999
                        --------------------------------


Note 1   Organization and Summary of Significant Accounting Policies
--------------------------------------------------------------------

         (A) Organization

         Webb Mortgage Depot, Inc. ("Depot" or the "Company") was incorporated in the State of Florida on May 11, 1999 to implement a corporate reorganization. On February 4, 2000, Depot acquired Webb Mortgage Corp. and Webb Mortgage Services Corporation (the "Acquirees"). The acquisition was treated as a recapitalization of the Acquirees. Therefore, the accompanying consolidated financial statements reflect the operations of Depot and its subsidiaries for all periods presented.

         Webb Mortgage Corp. was incorporated in the State of Florida on June 19, 1992 and operated as a mortgage broker. The Company holds a mortgage brokerage business license in the State of Florida.

         Webb Mortgage Services Corporation was incorporated in the State of Florida on February 25, 1998 and also operated as a mortgage brokerage. Webb Mortgage Services Corporation held a correspondent mortgage lender license in the State of Florida, which was not renewed as of December 31, 2000.

         As of December 31, 2000, Webb Mortgage Corp. and Webb Mortgage Services, Inc. were inactive and all brokerage business was transacted through Depot.

         (B) Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of Depot and its Subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

         (C) Use of Estimates

         The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         (D) Cash and Cash Equivalents

         For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

         (E) Concentration of Credit Risk

         The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk or cash and cash equivalents.

                   Webb Mortgage Depot, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                        as of December 31, 2000 and 1999
                        --------------------------------


         (F) Property and Equipment

         Property and equipment are stated at cost and depreciation is computed using the declining balance method over the estimated economic useful life of 5 to 7 years. Leasehold improvements are amortized using the straight-line method over the lease term of 6 years. Maintenance and repairs are charged to expense as incurred. Major improvements are capitalized.

         (G) Revenue Recognition

         The Company collects broker fees on loans processed and recognizes the revenues as earned when the loans are funded.

         (H) Broker Commissions

         The Company pays a commission of approximately 40% to 50% of the broker fee received to the individual broker who processes the loan. The commission is paid when the loan is funded.

         (I) Stock-Based Compensation

         The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to provide pro forma net income
         (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied.

         The Company accounts for stock options issued to non-employees for goods or services in accordance with SFAS 123.

         (J) Income Taxes

         Prior to the reorganization on February 4, 2000 (the "reorganization date"), the Company's current subsidiaries were S Corporations under the Internal Revenue Code. In lieu of paying corporate income taxes, the sole stockholder was taxed individually on his proportionate share of the Company's taxable income. Therefore, no provisions or liability for income taxes during 1999 has been included in the accompanying consolidated financial statements. The parent is taxed as a C Corporation since May 11, 1999 (inception) and accounts for income taxes under SFAS 109 (see below). Effective on the reorganization date the parent and its subsidiaries are taxed as C Corporations.

                   Webb Mortgage Depot, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                        as of December 31, 2000 and 1999
                        --------------------------------


         Since February 4, 2000, the Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period, which includes the enactment date.

         (K) Net Loss Per Common Share

         Basic net income (loss) per common share (Basic EPS) excludes dilution and is computed by dividing net income (loss) available to common stockholder by the weighted-average number of common shares outstanding for the period. Diluted net income per share (Diluted EPS) reflects the potential dilution that could occur if stock options or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. At December 31, 2000 and 1999, the assumed exercise of common stock equivalents was not utilized since the effect was antidilutive. At December 31, 2000, there were 350,000 common stock options outstanding, which could potentially dilute future earnings per share.

         (L) New Accounting Pronouncements

         Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" establishes accounting and reporting standards for derivative instruments and related contracts and hedging activities. This statement is effective for all fiscal quarters and fiscal years beginning after June 15, 1999. The Company's adoption of this pronouncement did not have any material effect in the Company's financial position or results of operations.

Note 2   Due from Principal Stockholder - Related Party
-------------------------------------------------------

Amounts due from a principal stockholder are non-interest bearing, unsecured, open advances with no stated repayment terms.

Note 3   Property and Equipment
-------------------------------

Property and equipment consists of the following at December 31, 2000 and 1999:

                                                      2000               1999
                                                    ---------         ---------
Leasehold improvements                              $  59,080         $  59,080
Computers and equipment                                24,345            21,089
Furniture and fixtures                                 19,579            19,579
                                                    ---------         ---------
                                                      103,004            99,748
Less: Accumulated depreciation                        (73,778)          (64,388)
                                                    ---------         ---------
                                                    $  29,226         $  35,360
                                                    =========         =========

                   Webb Mortgage Depot, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                        as of December 31, 2000 and 1999
                        --------------------------------


Depreciation expense for the years ended December 31, 2000 and 1999 was $9,391 and $9,316, respectively.

Note 4   Commitments
--------------------

         (A) Capital Lease

         On April 9, 1997, the Company entered into a lease agreement commencing on August 1, 1997. The term of the lease is six years with an option to renew for one additional period of five years. Within the lease agreement, there is a tenant build-out provision. This provision stipulates that the Company is obligated to invest a minimum of $30,000 in renovations, repairs, replacements, and additions to the fixtures and non-personal property aspects of the premises. In consideration for the tenant build-out, the landlord waived the minimum installment rent and shared expense installment for the first 12 months of the lease. The Company paid $52,938 in leasehold improvements during 1997 to fulfill their obligation and actual rent payments commenced in September 1998. Leasehold improvements are being amortized over the initial term of the lease.

         The total rental payments have been annualized over the life of the lease due to the rent waiver referred to above. The entire lease obligation and a deferred rent expense of $178,025 each were recorded by the Company at the lease's inception. Deferred rent expense and future annual minimum rental payments under this lease agreement at December 31, 2000 are as follows:
                                                                 Future
                     Years ended         Deferred Rent        Annual Minimum
                     December 31,          Expense            Rental Payments
                    -------------        ------------         ---------------

                        2001                29,671                35,500
                        2002                29,671                37,508
                        2003                17,307                26,351
                                           -------               -------

                        Total              $76,649               $99,359
                                           =======               =======

         Total rent expense, including shared expenses and real estate taxes for the years ended December 31, 2000 and 1999 were $44,407 and $43,488, respectively.

         (B) Employment Agreement

         The Company entered into an employment agreement, effective January 1, 2000, with its president to pay him $135,000 per year with annual 10% increase and a bonus of 1% of gross commission revenues plus additional bonuses as stipulated. The president may also receive stock options to acquire 1,000,000 common shares at $3.00 per share based on the Company achieving stipulated revenue milestones. No options were issued as of December 31, 2000.

                   Webb Mortgage Depot, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                        as of December 31, 2000 and 1999
                        --------------------------------


Note 5   Lines of Credit
------------------------

The Company maintained an overdraft credit line with a bank for funds up to $5,000. The principal amount is due on demand with interest on the unpaid balance at 12.25%. Amounts outstanding at December 31, 2000 and 1999 were $5,281 and $3,340, respectively.

The Company maintains a $50,000 line of credit with a bank. The line bears interest at prime plus 3% (12.5% at December 31, 2000). The loan is due on demand and is secured by all assets of the Company with a guarantee by the president of the Company. Amounts outstanding including accrued interest at December 31, 2000 and 1999 were $47,456 and $50,246, respectively.

Note 6   Stockholders' Equity
-----------------------------

         (A) Common Stock

         On June 30, 1999, the Company extinguished $30,000 of its debt for 36,144 of its common shares, or an exchange rate of $0.83 per share, with an unrelated party.

         In June 1999, the Company issued 315,000 of its common shares for financial advisory services to be performed over a one-year period. Since the agreement stipulated services on a best-efforts basis and there was no provision stipulating the vesting period of the stock, the 315,000 shares are considered fully vested on the grant date. Accordingly, the Company measured the value of the stock on the grant date at $0.83 per share based on the contemporaneous transaction discussed above and reflected the total shares as outstanding at December 31, 1999 with a recognized consulting expense of $142,450 and a deferred consulting expense of $119,000. The $119,000 was recognized in the year 2000.

         In July 1999, the Company issued 80,000 of its common shares to a principal stockholder and president of the Company for services rendered. Accordingly, the Company recognized a consulting expense in 1999 valued based on the contemporaneous stock for debt exchange discussed above.

         During August through November 1999, contemporaneously with the private placement (see below), the Company issued 70,000 common shares to various parties for consulting and legal services performed in 1999. The Company recognized $120,000 in consulting expense and $20,000 in offering costs charged to additional paid-in capital based on the contemporaneous private placement-offering price of $2.00 per share.

                   Webb Mortgage Depot, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                        as of December 31, 2000 and 1999
                        --------------------------------


         During November 1999, a principal stockholder of the Company paid a consultant of the Company 100,000 of his outstanding shares. This transaction was treated in substance as a contribution of those shares to Company by the principal stockholder and a grant of those immediately vested shares to the consultant for services rendered in 1999. Accordingly, the Company recognized a consulting expense of $200,000 in 1999 based on the contemporaneous private placement-offering price of $2.00 per share.

         During August to November 1999, the Company raised $186,000 before offering costs- for 93,000 common shares pursuant to the private placement offering for $2.00 per share.

         During February 2000, the Company issued 5,000 fully vested shares for legal services performed through that date. Professional fees of $10,000 were recognized based on the recent private placement cash-offering price of $2.00 per share.

         During December 2000, the Company raised $135,000, before offering costs, for 270,000 common shares pursuant to a new private placement offering at $0.50 per share. (See Note 8).

         (B) Stock Options

         On June 15, 1999, the Company granted 350,000 common stock options to an investment-banking firm for financial advisory services at an exercise price of $3.00 per share. The options vest immediately and have an exercise period effective June 15, 1999 for three years.

         In accordance with SFAS 123, for options issued to non-employees, the Company applies the fair value method of valuing the options. Accordingly, no compensation cost has been recognized for the options issued, as there was no valuation based on the estimate below.

         The effect of applying Statement No. 123 is not likely to be representative of the effects on reported net income (loss) for future years due to, among other things, the effects of vesting.

         For financial statement purposes, the fair market value of the stock options granted was estimated on the date of grant using the Black-Scholes Model in accordance with SFAS 123 using the following weighted-average assumptions: fair market value of common stock $0.83, expected dividend yield 0%, risk-free interest rate of 5.17%, volatility 0% and expected term of three years.

         A summary of the options issued as of December 31, 2000 and changes during the year is presented below:

                   Webb Mortgage Depot, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                        as of December 31, 2000 and 1999
                        --------------------------------


                                                Number of      Weighted Average
                                                Options         Exercise Price
                                                ---------      ----------------
Stock Options
Balance at beginning of period                   350,000           $   3.00
Granted                                               --           $  --
Exercised                                             --           $  --
Forfeited                                             --           $  --
                                                 -------           --------
Balance at end of period                         350,000           $   3.00
                                                 =======           ========

Options exercisable at end of period             350,000           $   3.00

         Weighted average fair value of options
           granted during the period                               $     --
                                                                   ========

         The following table summarizes information about stock options outstanding at December 31, 2000:

                                     Options Outstanding                                       Options Exercisable
         ----------------------------------------------------------------------------    ---------------------------------

                                                      Weighted
                                   Number              Average           Weighted            Number            Weighted
               Range of        Outstanding at         Remaining           Average        Exercisable at        Average
               Exercise         December 31,         Contractual         Exercise         December 31,         Exercise
                Price               2000                Life               Price              2000              Price
             -------------    -----------------    ----------------    --------------    ----------------    -------------

             $     3.00          350,000              1.5 Years         $   3.00            350,000            $    3.00
             ==========          =======              =========         ========            =======            =========

Note 7   Income Taxes
---------------------

There was no income tax expense or benefit during 1999 and through the reorganization date of February 2, 2000 when the Company's subsidiaries were S corporations and Webb Mortgage Depot, Inc. had no net income during those periods. There was no income tax during 2000 due to the Company's net loss. (See
Note 1).

The Company's tax expense differs from the "expected" tax expense for the period ended December 31, (computed by applying the Federal Corporate tax rate of 34% to loss before taxes), as follows:

                                                          2000          1999
                                                       ---------      ---------
Computed "expected" tax expense (benefit)              $ (76,909)     $(181,599)
Stock based expenses                                      43,860        174,165
Effect of other net operating losses                      33,049          7,434
                                                       ---------      ---------
                                                       $      --      $      --
                                                       =========      =========

The effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 2000 are as follows:

                   Webb Mortgage Depot, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                        as of December 31, 2000 and 1999
                        --------------------------------

                                                        2000            1999
                                                      ---------       ---------
Deferred tax assets:
Stock based expenses                                    218,025         174,165
Other net operating loss carryforward                 $  33,049       $      --
                                                      ---------       ---------
Total gross deferred tax assets                         251,074         174,165
Less valuation allowance                               (251,074)       (174,165)
                                                      ---------       ---------
Net deferred tax assets                               $      --       $      --
                                                      =========       =========

The Company has a net operating loss carryforward of approximately $97,204 available to offset future taxable income through 2020.

The valuation allowance at December 31, 1999 was $174,165. The net change in valuation allowance during the period ended December 31, 2000 was an increase of $76,909.

Note 8   Subsequent Events

During January through March 2001, the Company issued 480,000 common shares for $240,000 pursuant to a new private placement offering at $0.50 per share. (See
Note 6(A)).

In January 2001, an option to purchase 80,000 shares of the Company's common stock at $0.50 per share was issued to a consultant for assistance with preparation of a business plan and various offering memorandums.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Articles of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Florida law. Florida law presently provides that in the case of a nonderivative action (that is, an action other than by or in the right of a corporation to procure a judgment in its own favor), a corporation has the power to indemnify any person who was, or is a party, or is threatened to be made a party, to any proceeding by reason of the fact that the person is, or was an agent, of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding, if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

         With respect to derivative actions, Florida law provides that a corporation has the power to indemnify any person who was, or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that the person is, or was an agent, of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. Indemnification is not permitted to be made in respect of any claim, issue, or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses, and then only to the extent that the court shall determine.

         Insofar as indemnification for liabilities arising under the Securities Act, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Our Bylaws provide that we may indemnify any director, officer, agent or employee against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon them in connection with any proceeding to which they may become involved by reason of their being or having been a director, officer, employee or agent of our company. Moreover, our Bylaws provide that we shall have the right to purchase and maintain insurance on behalf of any such persons, whether or not we would have the power to indemnify such person against the liability insured against. Insofar as indemnification for liabilities arising under the Securities Act, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth various expenses which will be incurred in connection with the registration of our securities. Other than the SEC Registration Fee, the amounts set forth below are estimates:

         SEC Registration Fee .................................    $    366.54
         Printing & Engraving Expenses.........................      10,000.00
         Legal Fees and Expenses...............................      20,000.00
         Accounting Fees and Expenses .........................      10,000.00
         Blue Sky Fees and Expenses ...........................       5,000.00
                            TOTAL: ............................    $ 45,366.55
                                                                   ===========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.


         1. Upon formation of the company on May 11, 1999, we issued 500 shares of our common stock to Byron J. Webb for his services in founding the company. Since Mr. Webb was the founder of the company, these shares were valued at a nominal value of $550. In July 1999, we issued an additional 80,000 shares of our common stock to Mr. Webb for his services to the company. These 80,000 shares were valued at $.83 per share. We issued these shares to Mr. Webb in reliance upon Section 4(2) of the Securities Act, because Mr. Webb was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         2. On June 15, 1999, we entered into a non-exclusive one (1) year financial advisory agreement with Emerson Bennett & Associates, Inc. By mutual agreement, the expiration date of the financial advisory agreement has been extended through June 15, 2002. As compensation, Emerson Bennett received 315,000 shares of our common stock and an option to purchase 350,000 shares at $3.00 per share. The 315,000 shares were valued at $.83 per share for an aggregate value of $290,500. The options expire on June 15, 2002. We issued these shares and options to Emerson Bennett in reliance upon Section 4(2) of the Securities Act;: because it is knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         3. On June 30, 1999, we converted $30,000 in debt owed to Thomas Liceto into 36,144 shares of our common stock, with the conversion price of the common stock being equal to $.83 per share. We issued these shares to Mr. Liceto in reliance upon Section 4(2) of the Securities Act, because Mr. Liceto was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         4. On August 9, 1999, we issued 10,000 shares of our common stock, at an aggregate value of $20,000, to Atlas, Pearlman, P.A., for legal services rendered in conjunction with a private offering and 10,000 common shares to Michael Bruno and Camille Esposito, each, at an aggregate value of $20,000 each, for consulting services rendered. We issued these shares to these person in reliance upon Section 4(2) of the Securities Act, because each of them was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         5. On November 11, 1999, we issued 5,000 shares to Robert Pate, for an aggregate value of $10,000, and 35,000 shares, for an aggregate value of $70,000, to Anthony Peluso as compensation for consulting services rendered to us. We issued these shares to Mr. Pate and Mr. Peulso in reliance upon Section 4(2) of the Securities Act, because each of them was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         6. Between August and November 1999, we sold 93,000 shares of our common stock to eight (8) accredited investors in a private offering. The offering price was $2.00 per share and the aggregate value of our offering was $186,000. The offering and sale of the shares was made in reliance upon Rule 506 of the Regulation D promulgated under the Securities Act of 1933, as amended. We retained Emerson Bennett & Associates, Inc., an NASD registered broker-dealer, as our placement agent in connection with this offering. The common stock was only offered and sold to accredited investors or persons who represented that they had no need for liquidity in their investment and had adequate financial resources to withstand a total loss of their investment. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale. As compensation for its services, Emerson Bennett received commissions equal to $18,830 and a non-accountable expense allowance equal to $5,670.

         7. On February 21, 2000, we issued 5,000 shares of our common stock, for an aggregate value of $10,000, to Brenda Lee Hamilton for legal services rendered in conjunction with a private offering. Inasmuch as Brenda Hamilton served as the attorney to the company, she was knowledgeable, sophisticated and had access to comprehensive information about the company. We issued the shares to her were issued in reliance upon Section 4(2) of the Securities Act. A legend was placed on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         8. In March 2000, we issued Byron J. Webb 2,000,000 shares of our common stock for the acquisition of Webb Mortgage Corp. and Webb Mortgage Services Corporation. This transaction was treated as a recapitalization of Mr. Webb"s shares for no additional consideration. This consists of 500,000 shares issued upon formation of Webb Mortgage Depot, Inc. and 2,000,000 shares issued upon combination of all three entities. Prior to the acquisition, Mr. Webb was the sole shareholder of Webb Mortgage Corp. and Webb Mortgage Services Corporation. Inasmuch as Byron J. Webb, the sole shareholder of Webb Mortgage Corp. and Webb Mortgage Services Corporation was knowledgeable, sophisticated and had access to comprehensive information about the company, the shares were issued in reliance upon Section 4(2) of the Securities Act. A legend was placed on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         9. Between November 2000, and March 2001, we sold 720,000 shares of our common stock to nine (9) accredited investors in a private offering. The offering price was $0.50 per share and the aggregate value of the shares sold in the offering was $360,000. The offering and sale of the shares was made in reliance upon Rule 506 of the Regulation D promulgated under the Securities Act of 1933, as amended. The common stock was only offered and sold to accredited investors or persons who represented that they had no need for liquidity in their investment and had adequate financial resources to withstand a total loss of their investment. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         10. In May 2001, we issued 80,000 options to Edward Spina for consulting services that he had rendered to the company. The exercise price of the options is $.50 per share and the options expire on May 25, 2003. We issued these options to Mr. Spina in reliance upon Section 4(2) of the Securities Act, because he was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the options stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         11. In June 2001, we issued 100,000 shares to Sorin Financial Group and 100,000 shares to James Caprio as compensation for consulting services rendered to the company. The shares were valued at the contemporaneous cash-offering price or $.50 per share, or an aggregate of $100,000. We issued these shares to Sorin Financial Group and Mr. Caprio in reliance upon Section 4(2) of the Securities Act, because each of these parties was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         12. On August 30, 2001, we issued 20,000 options to Harvey Judkowitz as part of a stock option grant to outside directors of our company. We issued these options to Mr. Judkowitz in reliance upon Section 4(2) of the Securities Act, because he was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the stock option agreement stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.


ITEM 27. EXHIBITS.


3.1 Articles of Incorporation filed with the Florida Secretary of State on May 11, 1999 (incorporated by reference to Exhibit 3.1 of our registration statement on Form SB-2 filed with the SEC on October 29,
         2001).
3.2 Amendment to Articles of Incorporation filed with the Florida Secretary of State on June 25, 1999 (incorporated by reference to Exhibit 3.2 of our registration statement on Form SB-2 filed with the SEC on October 29, 2001).
3.3 Articles of Amendment to Articles of Incorporation filed with the Florida Secretary of State on August 10, 1999 (incorporated by reference to Exhibit 3.3 of our registration statement on Form SB-2 filed with the SEC on October 29, 2001).
3.4 Articles of Share Exchange of Webb Mortgage Depot, Inc. with Webb Mortgage Services Corporation and Webb Mortgage Corp. filed with the Florida Secretary of State on March 13, 2000 (incorporated by reference to Exhibit 3.4 of our registration statement on Form SB-2 filed with the SEC on October 29, 2001) (incorporated by reference to Exhibit 3.4 of our registration statement on Form SB-2 filed with the SEC on October 29, 2001).
3.5 Bylaws (incorporated by reference to Exhibit 3.5 of our registration statement on Form SB-2 filed with the SEC on October 29, 2001).
5.1      Opinion of Adorno & Zeder, P.A.*
10.1. Lease dated August 1, 1997 for office space in Boca Raton, Florida between East Boca Plaza Associates, Ltd. and Webb Mortgage Corporation (incorporated by reference to Exhibit 10.1 of our registration statement on Form SB-2 filed with the SEC on October 29, 2001).
10.2. Lease dated January 24, 2001 Mortgage for office space in Charlotte, North Carolina between Oxendine Family Limited Partnership and Webb Mortgage (incorporated by reference to Exhibit 10.2 of our registration statement on Form SB-2 filed with the SEC on October 29, 2001).

10.3 Employment Agreement dated January 1, 2000 between Webb Mortgage Depot, Inc. and Byron J. Webb (incorporated by reference to Exhibit 10.3 of our registration statement on Form SB-2 filed with the SEC on October 29, 2001).
21.1 List of Subsidiaries (incorporated by reference to Exhibit 21.1 of our registration statement on Form SB-2 filed with the SEC on October 29,
         2001).
23.1     Consent of Salberg & Company, P.A.*
23.2     Consent of Adorno & Zeder, P.A. (combined with Exhibit 5.1)*


* Filed herewith.

ITEM 28. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at that time, to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act of 1933, as amended, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A, and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act, as part of this Registration Statement as of the time the Commission declares it effective.

         (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at the time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form SB-2, to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton, Florida, on February 13, 2002.

                                   WEBB MORTGAGE DEPOT, INC.


Dated: February 13, 2002           By:  /s/ Byron J. Webb
                                       ---------------------------
                                       Byron J. Webb, Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                   Title                                       Date
---------                                   -----                                       ----
  /s/ Byron J. Webb               Chairman of the Board of Directors            February 13, 2002
-------------------
Byron J. Webb


  /s/ Harvey Judkowitz            Director                                      February 13, 2002
----------------------
Byron J. Webb